Exhibit 10.34

COMMENCEMENT NOTICE

This Commencement Notice is delivered to Vignette Corporation, a Delaware corporation (“Tenant”), this 31st day of January, 2002, by Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”), pursuant to the provisions of Section 3.03 of that one certain Lease Agreement (the “Lease”) dated October 25, 2000, and a First Amendment of Lease (“First Amendment”) dated November 12, 2001, by and between Landlord and Tenant covering certain space in the Building known as Four Barton Skyway, located at 1301 South MoPac Expressway, Austin, Texas. All terms used herein with their initial letter capitalized shall have the meaning assigned to such terms in the lease.

WITNESSETH:

1. The Building, the Premises, the Parking Facilities, and all other improvements required to be constructed and furnished by Landlord in accordance with the terms of the Lease have been satisfactorily completed by the Landlord and accepted by the Tenant.

2. The Premises have been delivered to, and accepted by, the Tenant, subject to the completion of any “punch list” items.

3. The Commencement Date of the Lease is December 1, 2001, and the Expiration Date is November 30, 2011.

4. The Premises consist of approximately 108,990 square feet of Net Rentable Area (41,600 net rentable area on the 1st floor, 21,908 net rentable area on the 3rd floor, 28,237 net rentable area on the Lower Level-Windows, and 17,245 net rentable area on the Lower Level-Windowless).

5. The Base Rent is $2,225,501.25 per annum ($185,458.43 per month), for the period December 1, 2001 through November 30, 2006, and $2,443,481.25 per annum ($203,623.44 per month), for the period December 1, 2006 through November 30, 2011. Tenant’s Operating cost Estimate is $90,825.00 per month for the period December 1, 2001 through December 31, 2001, and $96,819.45 per month for the period January 1, 2002 through December 31, 2002. Tenant’s obligation to pay rent commences on December 1, 2001.

6. Remittance of the foregoing payments shall be made on the first day of each month in accordance with the terms and conditions of the Lease at the following address:

Prentiss Properties Acquisition Partners, L.P.,

P.O. Box 730334

Dallas, Texas 75373-0334

IN WITNESS WHEREOF, this instrument has been duly executed by the Landlord as of the date first written above.

LANDLORD:

Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership

By:	Prentiss Properties I, Inc. a Delaware corporation, general partner

By:	/s/ William J. Reister
Name:	William J. Reister
Title:	Vice President

By:	/s/ J. Kevan Dilbeck
Name:	J. Kevan Dilbeck
Title:	Senior Vice President

* * * * * * * * * * * * * * * * * * * *

LEASE AGREEMENT

BETWEEN

Prentiss Properties Acquisition Partners, L.P.

a Delaware limited partnership

(Landlord)

AND

Vignette Corporation,

a Delaware corporation

(Tenant)

Four Barton Skyway

1301 S. MoPac

Austin, Texas

Dated: October 25, 2000

* * * * * * * * * * * * * * * * * * * *

TABLE OF CONTENTS - LEASE AGREEMENT

I

EXHIBITS AND RIDERS

The following Exhibits and Riders are attached hereto and by this reference made a part of this Lease:

EXHIBIT A	-	FLOOR PLAN OF THE PREMISES

EXHIBIT B	-	THE LAND

EXHIBIT C	-	LEASEHOLD IMPROVEMENTS

EXHIBIT D	-	FORM OF COMMENCEMENT NOTICE

EXHIBIT E	-	CLEANING SPECIFICATIONS

EXHIBIT F	-	BUILDING SIGN LOCATION

RIDER NO. 1	-	RULES AND REGULATIONS

RIDER NO. 2		EXTENSION OPTION

RIDER NO. 3		RIGHT OF FIRST OPPORTUNITY

II

INDEX OF DEFINED TERMS

Definitions of certain terms used in this Lease are found in the following sections:

TERM	LOCATION OF DEFINITION
Additional Rent	Section 1.01N
Bankruptcy Code	Section 8.06
Base Premises Condition	Exhibit C
Base Rent	Section 1.01M
Base Year Operating Costs	Section 1.01O
Basic Lease information and Certain Definitions	Article 1
Branch	Exhibit C
Broker	Section 1.01W
Building	Section 1.01B
Building Standard	Exhibit C
Business Days	Article 27
Central	Exhibit C
Commencement Date	Section 1.01F
Common Areas	Article 27
days	Article 27
Events of Default	Section 13.01
Expiration Date	Section 1.01G
herein, hereof, hereby, hereunder and words of similar import	Article 27
include and including	Article 27
Interest Rate	Section 4.02
Land	Section 1.01C
Landlord	Preamble
Landlord’s Address for Notice	Section 1.01T
Landlord’s Address for Payment	Section 1.01U
Landlord’s Operating Costs Estimate	Section 5.01
Leasehold Improvements	Exhibit C
Net Rentable Area	Article 27
Net Rentable Area of the Building	Section1.01J
Net Rentable Area of the Premises	Section 1.01I
Non-Building Standard	Exhibit C
Parking Facilities	Section 1.01D
Parking Permits	Section 1.01P
Permit Fees	Section 1.01P
Project	Section 1.01E
Premises	Section 1.01A
Reference to Landlord as having “no liability to Tenant” or being “without liability to Tenant” or words of like import	Article 27
Rent	Section 1.01L
repair	Article 27
Security Deposit	Section 1.01R
Successor Landlord	Section 18.02
Taxes	Section 5.02
Tenant	Preamble & Article 27
Tenant Delay	Exhibit C
Tenant’s Address for Notice	Section 1.01V
Tenant’s Allowance	Exhibit C
Tenant’s Permitted Uses	Section 1.01Q
Tenant’s Property	Section l4.01A(a)
Tenant’s Share	Section 1.01K
Tenant’s Work	Exhibit C
Term	Section 1.01H
termination of this Lease and words of like import	Article 27
terms of this Lease	Article 27
this Lease	Preamble
year	Article 27

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (“this Lease”) is made and entered into by and between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”) and Vignette Corporation, a Delaware corporation (“Tenant”), upon all the terms set forth in this Lease and in all Exhibits and Riders hereto, to each and all of which terms Landlord and Tenant hereby mutually agree, and in consideration of One Dollar ($1.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the rents, agreements and benefits flowing between the parties hereto, as follows:

ARTICLE 1

BASIC LEASE INFORMATION AND CERTAIN DEFINITIONS

1.01. Each reference in this Lease to information and definitions contained in the Basic Lease Information and Certain Definitions and each use of the terms capitalized and defined in this Section 1.01 shall be deemed to refer to, and shall have the respective meaning set forth in, this Section 1.01.

A.	Premises:	The portion of the first and third floors and the lower level of the Building, as said space is identified by diagonal lines on the floor plans attached hereto as Exhibit A.

B.	Building:	The four and one-half (4 1/2) story office building owned by Landlord on the Land generally located at 2976 Barton Skyway Drive, Austin, Texas.

C.	Land:	That certain parcel of land described under the caption “Land” in Exhibit B hereof.

D.	Parking Facilities:	The parking garage which is located adjacent to the Building, together with all surface parking areas located or to be located on the Land.

E.	Project:	The Land and all improvements thereon, including the Building, the Parking Facilities, and all Common Areas.

F.	Commencement Date:	That certain date on which the Term shall commence, as determined pursuant to the provisions of Article 3 hereof.

G.	Expiration Date:	The last day of the calendar month in which the tenth (10th) anniversary of the Commencement Date occurs.

H.	Term:	Approximately ten (10) years, beginning on the Commencement Date and ending at 11:59 p.m. on the Expiration Date, unless this Lease is sooner terminated as provided herein.

I.	Net Rentable Area of the Premises:	108,990 square feet. The Premises consist of the following portions of the Building containing the following number of square feet of Net Rentable Area:

(i) Third Floor – 21,908 square feet (“Third Floor Premises”)

(ii) First Floor – 41,600 square feet (“First Floor Premises”)

(iii) Lower Level (Windows) – 28,237 square feet (“Lower Level Window Premises”)

(iv) Lower Level (Windowless) – 17,245 square feet (“Lower Level Windowless Premises”)

J.	Net Rentable Area of the Building:	Approximately 222,314 square feet.

K.	Tenant’s Share:	49.03%, representing a fraction, the numerator of which is the Net Rentable Area of the Premises and the denominator of which is the Net Rentable Area of the Building, subject to future adjustment pursuant to the provisions of Section 5.04 hereof.

L.	Rent:	The Base Rent and the Additional Rent.

M.	Base Rent:	The Base Rent shall be: (i) for the period commencing on the Commencement Date and continuing for sixty (60) months thereafter, the sum of (a) $1,949,581.25 per annum ($21.25 per square foot of Net Rentable Area) for the portion of the Premises containing the First Floor Premises, Third Floor Premises and Lower Level Window Premises, and (b) $275,920.00 per annum ($16.00 per square foot of Net Rentable Area) for the portion of the Premises containing the Lower Level Windowless Premises; and (ii) for the period commencing on the fifth (5th) anniversary of the Commencement Date until the Expiration Date, the sum of (a) $2,133,071.25 per annum ($23.25 per square foot of Net Rentable Area) for the portion of the Premises containing the First Floor Premises, Third Floor Premises and Lower Level Window Premises, and (b) $310,410.00 per annum ($18.00 per square foot of Net Rentable Area) for the portion of the Premises containing the Lower Level Windowless Premises.

N.	Additional Rent:	The Additional Rent shall be Tenant’s Operating Costs Payment and all other sums due and payable by Tenant under the Lease.

O.	Landlord’s Operating Costs Estimate:	The estimate for the calendar year 2000 of the Term is $1,089,900.00 per annum ($10.00 per square foot of Net Rentable Area of the Premises).

P.	Parking Spaces:	Tenant shall be entitled to take 327 unassigned Parking Spaces and 109 reserved Parking Spaces in the garage, at no charge during the initial Term. The number of Parking Spaces Tenant is entitled to take are based on a ratio of one (1) parking space per 250 square feet of Net Rentable Area of the Premises, of which one (1) Parking Space per 1,000 square feet of Net Rentable Area of the Premises shall be a reserved Parking Space and the remainder shall be unassigned. In the event the number of square feet of Net Rentable Area of the Premises is reduced pursuant to Section 3.06 hereof or in the event Tenant leases additional space in the Building pursuant to this Lease, then the number of Parking Spaces Tenant shall be entitled to take under this Lease shall be recalculated based on the foregoing ratios.

Q.	Tenant’s Permitted Uses:	Tenant may use the Premises for executive and administrative offices for the conduct of Tenant’s business and for no other purpose.

R.	Security Deposit:	See Article 21 hereof.

S.	Broker:	Colliers Oxford Commercial Inc.

T.	Landlord’s Address for Notice:	Prentiss Properties Acquisition Partners, L.P. 3890 West Northwest Highway, Suite 400 Dallas, Texas 75220 Attention: Thomas F. August

	with copies to:	Prentiss Properties Acquisition Partners, L.P. 3860 West Northwest Highway, Suite 400 Dallas, Texas 75220 Attention: Dennis J. DuBois

U.	Landlord’s Address for Payment:	Prentiss Properties Acquisition Partners, L.P. 3890 West Northwest Highway, Suite 400 Dallas, Texas 75220

V.	Tenant’s Address for Notice:	901 South MoPac, Building III Austin, Texas 78746 Attention: Real Estate Manager

The Net Rentable Area of the Premises, Tenant’s Share, Base Rent, Tenant’s Operating Costs Payment and the number of Parking Spaces are subject to recalculation in the event portions of the Third Floor Premises are recaptured by Landlord pursuant to Section 3.06 hereof.

ARTICLE 2

PREMISES AND QUIET ENJOYMENT

2.01. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents and leases the Premises from Landlord, for the Term. During the Term, Tenant shall have the right to use, in common with others and in accordance with the Rules and Regulations, the Common Areas.

2.02. Provided that Tenant fully and timely performs all the terms of this Lease on Tenant’s part to be performed, including payment by Tenant of all Rent, Tenant shall have, hold and enjoy the Premises during the Term without hindrance or disturbance from or by Landlord; subject, however, to all of the terms, conditions and provisions of any and all ground leases, deeds to secure debt, mortgages, governmental laws, easements, protective covenants, and other encumbrances now or hereafter affecting the Premises, or the Project.

ARTICLE 3

TERM; COMMENCEMENT DATE;

DELIVERY; ACCEPTANCE OF PREMISES

3.01. The Commencement Date shall be the earliest of (a) ninety (90) days following the delivery of the Premises in Base Premises Condition (as defined in Exhibit C to the Lease), (b) the date the Premises are deemed available for occupancy pursuant to Section 3.02 hereof or (c) the date Tenant, or anyone claiming by, through or under Tenant, occupies any portion of the Premises for the purpose of the conduct of Tenant's (or such other person’s) business therein.

3.02. A. The Premises shall be deemed available for occupancy as soon as the following conditions have been met: (a) the Leasehold Improvements (as defined in Exhibit C to the Lease) have been substantially completed as determined by Landlord’s architect or space planner (except for the punch list items described in Section 3.05(c) hereof), or (b) either a certificate or certificates of occupancy (temporary or final) has been issued for the Premises by the appropriate governmental authority.

B. Notwithstanding anything to the contrary contained herein, if there is a delay in the availability for occupancy of the Premises due to Tenant Delay (as defined in Exhibit C to the Lease) then the Premises shall be deemed available for occupancy on the date on which the Premises would have been available for occupancy but for such Tenant Delay, even though a certificate of occupancy or other certificate permitting the lawful occupancy of the Premises has not been issued or the Leasehold Improvements have not been commenced or completed.

C. Subject to events of force majeure (as described in Section 25.06 of this Lease), Landlord shall cause the Premises to be made available to Tenant in Base Premises Condition within ten (10) months and fifteen (15) days following the full execution of this Lease (such date, as it may be extended as a result of events of force majeure, being herein called the “Base Premises Condition Completion Date”). In the event Landlord fails to cause the Premises to be made available to Tenant in Base Premises Condition by the Base Premises Condition Completion Date, Tenant shall so notify Landlord in writing (the “Base Premises Condition Default Notice”), and, if Landlord fails to cause the Premises to be made available to Tenant in Base Premises Condition within twenty (20) days following Landlord’s receipt of the Base Premises Condition Default Notice (such date being herein called the “Required Base Condition Cure Date”), then the commencement of the payment of Base Rent and Additional Rent shall be delayed for one(1) day for each day following the Required Base Condition Cure Date until the date Landlord actually causes the Premises to be made available to Tenant in Base Premises Condition. The certification by Landlord’s architect of the occurrence of Base Premises Condition shall be binding on the Landlord and Tenant.

3.03. The Net Rentable Area of the Premises and the Building are approximately as stated in Sections 1.0 II and J, respectively. By written instrument substantially in the form of Exhibit D attached hereto, Landlord shall notify Tenant of the Commencement Date, the Net Rentable Area of the Premises and all other matters stated therein. The Commencement Notice shall be conclusive and binding on Tenant as to all matters set forth therein, unless within five (5) days following delivery of such Commencement Notice, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections. The foregoing notwithstanding, Landlord’s failure to deliver any Commencement Notice to Tenant shall not affect Landlord's determination of the Commencement Date.

3.04. Tenant may not enter or occupy the Premises prior to the Commencement Date without Landlord’s express written consent and any entry by Tenant shall be subject to all of the terms of this Lease; provided however, that no such early entry shall change the Commencement Date or the Expiration Date; provided further, however, Tenant, Tenant’s Contractor (as defined in Exhibit C to the Lease), the Space Planner (as defined in Exhibit C to the Lease) and Tenant’s MEP engineer may enter the Premises prior to the Base Premises Condition Completion Date in order to take field measurements of the Premises, lay-out partitions, and relocate Building Standard HVAC equipment, fire sprinklers and other above-ceiling items installed in the ceiling of the Premises so long as such parties do not interfere with the construction of the Project. Prior to the Commencement Date, Tenant, its agents and contractors may enter the Premises strictly for purposes of placing and securing Tenant’s “built-in” furniture and installing Tenant’s computer equipment, telephone equipment and other office equipment in the Premises so long as Tenant does not unreasonably interfere with the activities of the contractors installing the Leasehold Improvements.

3.05. Occupancy of the Premises or any portion thereof by Tenant or anyone claiming through or under Tenant for the conduct of Tenant’s, or such other person’s business therein shall be conclusive evidence that Tenant and all parties claiming through or under Tenant (a) have accepted the Premises as suitable for the purposes for which the Premises are leased hereunder, (b) have accepted the Common Areas as being in a good and satisfactory condition and (c) with the exception of punchlist items that Landlord’s Manager (as defined in Exhibit C) (if Landlord’s Manager acts as construction manager for the Leasehold Improvements pursuant to Exhibit C) will use reasonable efforts to cause Tenant’s Contractor (as defined in Exhibit C) to remedy as soon as reasonably practicable, have waived any defects in the Premises and the Project. Except as otherwise expressly provided herein, Landlord shall have no liability, except for gross negligence or willful misconduct, to Tenant or any of Tenant’s agents, employees, licensees, servants or invitees for any injury or damage to any person or property due to the condition or design of, or any defect in, the Premises or the Project, including any electrical, plumbing or mechanical systems and equipment of the Premises or the Project and the condition of or any defect in the Land; and Tenant, for itself and its agents, employees, licensees, servants and invitees, expressly assumes all risks of injury or damage to person or property, either proximate or remote, resulting from the condition of the Premises or the Project.

3.06. Notwithstanding any provision in this Lease to the contrary, Landlord may recapture all or a portion of the Third Floor Premises if the other tenant in the Building which has an expansion option with respect to the Third Floor Premises exercises one or both of its expansion options (the “Superior Expansion Options”) to lease all or a portion of the Third Floor Premises. If Landlord elects to recapture the Third Floor Premises, then Landlord shall give Tenant (a) written notice of its election to recapture approximately 11,431 square feet of Net Rentable Area out of the Third Floor Premises at least eight (8) months prior to the date on which Tenant must vacate the portion of the Third Floor Premises being recaptured, which date shall be specified in the recapture notice from Landlord to Tenant and shall be on or about the fifth (5th) anniversary of the Commencement Date, and (b) written notice of its election to recapture approximately 10,477 square feet of Net Rentable Area out of the Third Floor Premises at least eight (8) months prior to the date on which Tenant must vacate the portion of the Third Floor Premises being recaptured, which date shall be specified in the recapture notice from Landlord to Tenant and shall be on or about the seventh (7th) anniversary of the Commencement Date. If Landlord elects to recapture portions of the Third Floor Premises pursuant to this Section 3.06, Tenant must vacate the portion of the Third Floor Premises so recaptured and comply with the provisions of Article 19 with respect to such portions of the Third Floor Premises recaptured. Following the Tenant’s surrender of portions of the Third Floor Premises pursuant to this Section 3.06, the Net Rentable Area of the Premises, Tenant’s Share, Base Rent, Tenant’s Operating Costs Payment and the number of Parking Spaces specified pursuant to Section 1.01 of this Lease shall be recalculated based upon the number of square feet of Net Rentable Area of the Premises following such recapture, and, following Landlord’s request therefor, Tenant shall execute an amendment to this Lease so modifying the provisions of Section 1.01 hereof.

ARTICLE 4

RENT

4.01. Tenant shall pay to Landlord, without notice, demand, offset or deduction, in lawful money of the United States of America, at Landlord’s Address for Payment, or at such other place as Landlord shall designate in writing from time to time: (a) the Base Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term, and (b) the Additional Rent, at the respective times required hereunder. The first monthly installment of Base Rent and Tenant’s Operating Costs Payment payable under Article 5 hereof shall be paid in advance on the date of Tenant’s execution of this Lease and applied to the first installments of Base Rent and Tenant’s Operating Costs Payment coming due under this Lease. Payment of Rent shall begin on the Commencement Date; provided, however, that, if either the Commencement Date or the Expiration Date falls on a date other than the first day of a calendar month, the Rent due for such fractional month shall be prorated on a per diem basis between Landlord and Tenant so as to charge Tenant only for the portion of such fractional month falling within the Term.

4.02. All installments of Rent not paid within five (5) days of the date when due shall bear interest from the date when due until paid at a rate per annum (the “Interest Rate”) equal to the greater of fifteen percent (15%) or four percent (4%) above the prime rate of interest from time to time publicly announced by Bank One, Texas, N.A., or any successor thereof; provided, in no event shall such interest rate exceed the maximum rate permitted under federal law or under the laws of the State of Texas, whichever law permits the greater rate.

ARTICLE 5

OPERATING COSTS

5.01. Tenant shall pay to Landlord, as Additional Rent, for each year or fractional year during the Term an amount (“Tenant’s Operating Costs Payment”) of money equal to Tenant’s Share of Operating Costs, as hereinafter defined, for such year, such amount to be calculated and paid as follows:

(a) On the first day of January of each year during the Term (or, with respect to the year in which the Commencement Date occurs, prior to the Commencement Date), or as soon there-after as is practicable, Landlord shall furnish Tenant with a statement (“Landlord’s Operating Costs Estimate”) setting forth Landlord’s reasonable estimate of Operating Costs for the forth-coming year (or the fractional year in which the Commencement Date occurs, as the case may be). On the first day of each calendar month during such year, Tenant shall pay to Landlord one-twelfth of Tenant’s Operating Costs Payment as estimated on Landlord’s Operating Costs Estimate. If for any reason Landlord has not provided Tenant with Landlord’s Operating Costs Estimate on the first day of January of any year during the Term (or by the Commencement Date, as the case may be), then, (i) until the first day of the calendar month following the month in which Tenant is given Landlord’s Estimate of Operating

Costs, Tenant shall continue to pay to Landlord on the first day of each calendar month the monthly sum, if any, payable by Tenant under this Section 5.01 for the month of December of the preceding year, and (ii) promptly after Landlord’s Operating Costs Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Costs Payments previously made for such year were greater or less than the installments of Tenant’s Operating Costs Payments to be made for such year in accordance with Landlord’s Operating Costs Estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof to Landlord within fifteen (15) days after the giving of Landlord’s Operating Costs Estimate, or (B) if there shall have been an overpayment, Landlord shall apply such overpayment as a credit against the next accruing installment(s) of Additional Rent due from Tenant under this Section 5.01 until fully credited to Tenant, and (C) on the first day of the first calendar month following the month in which Tenant is given Landlord’s Estimate of Operating Costs and on the first day of each calendar month thereafter during the Term throughout the remainder of such year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of Tenant’s Operating Costs Payment. The foregoing notwithstanding, Landlord shall have the right from time to time during any year to notify Tenant in writing of any change in Landlord’s Operating Costs Estimate, in which event such Tenant’s Operating Costs Payment, as previously estimated, shall be adjusted to reflect the amount shown in such notice and shall be effective, and due from Tenant, on the first day of each month during the year for which given following Landlord’s giving of such notice.

(b) On the first day of March of each year during the Term (beginning on the first day of March of the year following the year in which the Commencement Date occurs), or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Costs for the preceding year. Within thirty (30) days after Landlord’s delivery of such statement, Tenant shall make a lump sum payment to Landlord in the amount, if any, by which Tenants’ Operating Costs Payment for such preceding year as shown on such Landlord’s statement, exceeds the aggregate of the monthly installments of Tenant’s Operating Costs Payments paid during such preceding year. If Tenant’s Operating Costs Payment, as shown on such Landlord’s statement, is less than the aggregate of the monthly installments of Tenant’s Operating Costs Payment actually paid by Tenant during such preceding year, then Landlord shall apply such amount to the next accruing installment(s) of Additional Rent due from Tenant under this Section 5.01 until fully credited to Tenant.

(c) If the Commencement Date occurs on a date other than the first day of January, or if the Term ends on a date other than the last day of December, the actual Operating Costs for the year in which the Commencement Date or the Expiration Date occurs, as the case may be, shall be prorated so that Tenant shall pay that portion of Tenant’s Share of Operating Costs for such year represented by a fraction, the numerator of which shall be the number of days during such fractional year falling within the Term, and the denominator of which is 365 (or 366, in the case of a leap year). The provisions of this Section 5.01 shall survive the Expiration Date or any sooner termination provided for in this Lease.

5.02. For purposes of this Lease, the term “Operating Costs” shall mean any and all expenses, costs and disbursements of every kind which Landlord pays, incurs or becomes obligated to pay in connection with the operation, management, repair and maintenance of all portions of the Project, except for those items which are hereinafter expressly excluded from Operating Costs. All Operating Costs shall be determined according to generally accepted accounting principles which shall be consistently applied. Operating Costs include, but are not limited to, the following:

(a) Wages, salaries, and fees (including, but not limited to, all reasonable educational, travel and professional fees) of all personnel or entities (exclusive of Landlord’s executive personnel) engaged in the operation, repair, maintenance, or security of the Project, including taxes, insurance, and benefits relating thereto and the costs of all supplies and materials (including work clothes and uniforms) used in the operation, repair, and maintenance or security of the Project.

(b) Cost of performance by Landlord’s personnel of, or of all service agreements for, maintenance, janitorial services, access control, alarm service, window cleaning, elevator maintenance and landscaping for the Project. The foregoing project shall include rental of personal property used by Landlord’s personnel in the maintenance and repair of the Project.

(c) All utilities for the Project, including water, sewer, power, electricity, gas, fuel, lighting and all other utilities; and all air-conditioning, heating and ventilating costs for the Project.

(d) Cost of all insurance, including casualty and liability insurance applicable to the Project and to Landlord’s equipment, fixtures and personal property used in connection therewith, business interruption or rent insurance against such perils as are commonly insured against by prudent landlords, such other insurance as may be required by any lessor or mortgagee of Landlord and such other insurance which Landlord considers reasonably necessary in the operation of the Project, together with all appraisal and consultants' fees in connection with such insurance.

(e) All Taxes. For purposes hereof, the term “Taxes” shall mean (i) all taxes, assessments, and other governmental charges, applicable to or assessed against the Project or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether federal, state, county, or municipal and whether assessed by taxing districts or authorities presently taxing the Project or the operation thereof or by other taxing authorities subsequently created, or otherwise, and any other taxes and assessments attributable to or assessed against all or any part of the Project or its operation, and (ii) any reasonable expenses, including fees and disbursements of attorneys, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project. If at any time during the Term there shall be levied, assessed, or imposed on Landlord or all or any part of the Project by any governmental entity any general or special ad valorem or other charge or tax directly upon rents received under leases, or if any fee, tax, assessment, or other charge is imposed which is measured by or based, in whole or in part, upon such rents, or if any charge or tax is made based directly or indirectly upon the transactions represented by leases or the occupancy or use of the Project or any portion thereof, such taxes, fees, assessments or other charges shall be deemed to be Taxes; provided, however, that any (i) franchise, corporation, income or net profits tax, unless substituted for real estate taxes or imposed as additional charges in connection with the ownership of the Project, which may be assessed against Landlord or the Project or both, (ii) transfer taxes assessed against Landlord or the Project or both, (iii) penalties or interest on any late payments of Landlord, and (iv) personal property taxes of Tenant or other tenants in the Project shall be excluded from Taxes. If any or all of the Taxes paid hereunder are by law permitted to be paid in installments, notwithstanding how Landlord pays the same, then, for purposes of calculating Operating Costs, such Taxes shall be deemed to have been divided and paid in the maximum number of installments permitted by law, and there shall be included in Operating Costs for each year only such installments as are required by law to be paid within such year, together with interest thereon and on future such installments as provided by law.

(f) Legal and accounting costs incurred by Landlord or paid by Landlord to third parties (exclusive of legal fees and accounting costs paid with respect to disputes with individual tenants, negotiations of tenant leases, or with respect to the ownership rather than the operation of the Project), appraisal fees, consulting fees, all other professional fees and disbursements and all association dues.

(g) Cost of non-capitalized repairs and general maintenance of the Project (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant, other tenants of the Project or other third parties).

(h) Amortization of the cost of improvements or equipment which are capital in nature and which (i) are for the purpose of reducing Operating Costs of the Project, up to the amount saved as a result of the installation thereof, as reasonably estimated by Landlord, or (ii) enhance the Project for the general benefit of tenants or occupants thereof, or (iii) are required by any governmental authority, or (iv) replace any building equipment needed to operate the Project at the same quality levels as prior to the replacement. All such costs, including interest, shall be amortized on a straight-line basis over the useful life of the capital investment items, as reasonably determined by Landlord, but in no event beyond the reasonable useful life of the Project as a first class office project.

(i) Project management office rent or rental value.

(j) A management fee (whether or not Landlord engages a manager for the Project) and all items reimbursable to the Project manager, if any, pursuant to any management contract for the Project Landlord currently pays a management fee equal to three percent (3%) of the gross receipts from the Project and all items reimbursable to the Project manager pursuant to its management contract. Landlord agrees that any future increase in the management fee payable by Landlord shall not exceed management fees customarily paid at the time by other landlords of first class office buildings in the Austin suburban area.

(k) Amounts payable pursuant to the restrictive covenants affecting the Project, if any, as amended from time to time.

“Operating Costs” shall not include (i) specific costs for any capital repairs, replacements or improvements, except as provided above; (ii) expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant, warrantor or otherwise) to the extent of funds received by Landlord; (iii) expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants); (iv) payments for rented equipment, the cost of which would constitute a capital expenditure not permitted pursuant to the foregoing if the equipment were purchased; (v) interest or amortization payments on any mortgages; (vi) net basic rents under ground leases; (vii) costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship or which is otherwise in excess of the amounts customarily paid at the time by other landlords of first-class office buildings in the Austin suburban area; (viii) wages, salaries or other compensation paid for clerks or attendants in concessions or news stands operated in the Project; (ix) the cost of installing, maintaining and operating any specialty service such as an observatory, broadcasting facility, luncheon club or an athletic or recreational club; (x) costs specially billed to and paid by specific tenants, or (xi) costs incurred to comply with laws in effect on the date of execution of this Lease relating to the removal or abatement of hazardous materials in or about the Building or the Project; provided, the foregoing is not intended to relieve Tenant from its responsibilities under Article 12 of this Lease with respect to actions of Tenant, its employees, contractors, agents, licensees, sublessees, successors and assigns. There shall be no duplication of costs or reimbursement.

5.03. If the Building is not 95% occupied (meaning ninety-five percent (95%) of the Net Rentable Area of the Building) during any full or fractional year of the Term, the actual Operating Costs shall be adjusted for such year to an amount which Landlord estimates would have been incurred in Landlord’s reasonable judgment had the Building been 95% occupied.

5.04. If during the Term any change occurs in either the number of square feet of the Net Rentable Area of the Premises or of the Net Rentable Area of the Building, Tenant’s Share of Operating Costs shall be adjusted, effective as of the date of any such change. On and after the date of any such change, Tenant’s Operating Costs Payment pursuant to Section 5.01 A shall be adjusted effective as of the date of such change.

5.05. Within one hundred twenty (120) days following Tenant’s receipt of Landlord's statement of actual Operating Costs for the preceding year delivered in accordance with Section 5.01(b), Tenant may examine or audit Landlord’s accounting records relating to the calculation of Operating Costs for such year. In the event such examination or audit reveals that Tenant has paid more than Tenant’s Share of Operating Costs hereunder, Landlord shall apply the amount of overpayment as a credit against the next accruing installment(s) of Base Rent and Additional Rent due from Tenant until such amount is fully credited to Tenant, or in the event that the term of this Lease expires before Tenant is credited in full such amount against Base Rent and Additional Rent, Landlord shall pay to Tenant the amount uncredited within thirty (30) days following such calculation.

ARTICLE 6

PARKING

6.01. Landlord hereby grants to Tenant a license to use in common with other tenants and with the public, parking spaces in the Parking Facilities. Each such Tenant shall be entitled to the number of parking spaces in the Parking Facilities as set forth in Section 1.01. The number of Parking Permits to be issued to Tenant and the initial monthly Permit Fee for each Parking Permit is set forth in Section 1.01P. Landlord shall not be obligated to provide Tenant with any additional Parking Permits. If Tenant fails to observe the Rules and Regulations with respect to the Parking Facilities, then Landlord, at its option, shall have the right to terminate Tenant’s Parking Permits, without legal process, and to remove Tenant, Tenant’s vehicles and those of its employees, licensees or invitees and all of Tenant’s personal property from the Parking Facilities.

ARTICLE 7

SERVICES OF LANDLORD

7.01. A. During the Term, Landlord shall furnish Tenant with the following services: (a) hot and cold water in Building Standard bathrooms and chilled water in Building Standard drinking fountains; (b) electrical power sufficient for lighting the Premises and for the operation therein of typewriters, voicewriters, calculating machines, word processing equipment, photographic reproduction equipment, copying machines, personal computers, and similar items of business equipment which consume, in the aggregate, less than six (6) watts per square foot of Net Rentable Area of the Premises and require a voltage of 120 volts single phase or less, (c) heating, ventilating or air-conditioning, as appropriate, during Business Hours; (d) electric lighting for the Common Areas of the Project; (e) passenger elevator service, in common with others, for access to and from the Premises twenty-four (24) hours per day, seven (7) day per week; provided, however, that Landlord shall have the right to limit the number of (but not cease to operate all) elevators to be operated for repairs and after Business Hours and on Saturdays, Sundays and Holidays; (f) janitorial cleaning services generally in accordance with Exhibit E to this Lease; (g) facilities for Tenant’s loading, unloading, delivery and pick-up activities, including access thereto during Business Hours, subject to the Rules and Regulations; and (h) replacement, as necessary, of all Building Standard lamps and ballasts in Building Standard light fixtures within the Premises. All services referred to in this Section 7.01A shall be provided by Landlord and paid for by Tenant as part of Rent.

B. If Tenant requires air-conditioning, heating or other services, including cleaning services, for hours or days in addition to the hours and days specified in Section 7.01 A, Landlord shall provide such additional service after reasonable prior written request therefor from Tenant, and Tenant shall reimburse Landlord for the cost of such additional service. Landlord shall have no obligation to provide any additional service to Tenant at any time Tenant is in default under this Lease unless Tenant pays to Landlord, in advance, the cost of such additional service.

C. Tenant shall not install any machinery or equipment which generates abnormal heat or otherwise creates unusual demands on the air-conditioning or heating system serving the Premises. Tenant shall not install any electrical equipment requiring special wiring unless approved in advance by Landlord. At no time shall use of electricity in the Premises exceed the capacity of existing feeders and risers to or wiring in the Premises.

D. If Tenant’s requirements for or consumption of electricity exceed the capacities specified in Section 7.01A(b) hereof, Landlord shall, at Tenant’s sole cost and expense, bill Tenant periodically for such additional service. The degree of such additional consumption by Tenant shall be determined at Landlord’s election, by either or both (a) a survey of standard or average tenant usage of electricity in the Building performed by a reputable consultant selected by Landlord and paid for by Tenant, and (b) a separate meter in the Premises to be installed, maintained, and read by Landlord, all at Tenant’s sole cost and expense.

E. Landlord shall provide Tenant, in a location in the Project mutually acceptable to Landlord and Tenant, space for Tenant to install an emergency generator, at Tenant’s sole cost and expense. Tenant shall indemnify Landlord for any lien, damage, loss, cost, expense and liability incurred as a result of Tenant’s use and operation of such emergency generator.

7.02. Landlord’s obligation to furnish electrical and other utility services shall be subject to the rules and regulations of the supplier of such electricity of other utility services and the rules and regulations of any municipal or other governmental authority regulating the business of providing electricity and other utility services.

7.03. Except as otherwise provided below, no failure to furnish, or any stoppage of, the services referred to in this Article 7 resulting from any cause shall make Landlord liable in any respect for damages to any person, property or business, or be construed as an eviction of Tenant, or entitle Tenant to any abatement of Rent or other relief from any of Tenant’s obligations under this Lease. Should any malfunction of any systems or facilities occur within the Project or should maintenance or alterations of such systems or facilities become necessary, Landlord shall repair the same promptly and with reasonable diligence, and Tenant shall have no claim for rebate, abatement of Rent, or damages because of malfunctions or any such interruptions in service. Notwithstanding anything to the contrary contained herein, if Landlord should fail to provide or fail to restore a service within five (5) consecutive Business Days after the interruption or stoppage of such service and such failure makes the Premises or a portion thereof untenantable, Rent shall be equitably abated from the sixth (6th) consecutive Business Day after such interruption or stoppage until such time as the service is restored.

7.04. A. Landlord grants to Tenant, at an annual cost of $18,000.00 payable in monthly installments of $1,500.00, in addition to and on the same dates as installments of Base Rent are payable pursuant to Section 4.01 hereof, a nonexclusive right to install upon the roof of the Building and operate during the Term one (1) communications antenna or satellite dish and appurtenant communications equipment (the “Roof Installation”); provided, Tenant shall have the obligation to pay the rental described in this Section 7.04A only if Tenant elects to install the Roof Installation and such rental shall be payable only for the period that the Roof Installation remains in place.

B. The Roof Installation shall not extend above the height of the roofs parapet wall and shall not affect the appearance of the Building. Prior to Tenant’s installation of any Roof Installation, the specifications of the Roof Installation then to be installed and the location of its installation on the roof of the Building shall be approved in writing by Landlord.

C. The costs and expenses of acquiring, installing, maintaining and operating the Roof Installation shall be borne exclusively by Tenant. Tenant shall indemnify Landlord for any lien, damage, loss, cost, expense and liability incurred as a result of the Roof Installation (and any related wiring or conduit) and the operation thereof, and no costs or expenses shall be incurred by Landlord in connection with Tenant’s installation or use of the Roof Installation.

D. The Roof Installation shall be Tenant’s sole and exclusive property, and shall be considered Tenant’s movable trade fixtures under Section 10.03 of this Lease.

E. Tenant agrees to cause the Roof Installation to comply with all applicable laws, regulations, and ordinances. Tenant further agrees that its rights under this Section 7.04 are subject to the rights of Landlord and other tenants of the Building to install similar equipment, and the obligation of Landlord to maintain the general appearance of the Project, including the roof-top of the Building.

F. Landlord grants to Tenant during the term of this Lease, at no additional cost other than as set forth in Section 7.04A above, nonexclusive rights of access, ingress and egress to, over, across and upon the roof of the Building and other non-public areas of the Building (excluding space leased or customarily available for lease to other tenants) to facilitate Tenant’s installation, maintenance, and operation of the Roof Installation. Further, Landlord grants to Tenant during the Term of this Lease, at no additional cost other than as set forth in Section 7.04A above, a nonexclusive license to use shaft and other space in the core service areas of the Building for the installation and maintenance of cables, wiring and related conduit appurtenant to the Roof Installation as may be reasonably necessary to facilitate Tenant’s installation, maintenance and operation of the Roof Installation, so long as such use of shaft and other space in the core service areas of the Building does not interfere with the operations and maintenance of the Building.

G. Tenant agrees to abide by such rules and regulations of Landlord relating to the Roof Installation and appurtenant rights granted herein as the Landlord may from time to time prescribe.

H. At the request of Landlord at any time during the Term of this Lease, Landlord and Tenant agree to enter into a separate agreement more fully delineating the rights and obligations of Landlord and Tenant herein granted with respect to the Roof Installation.

7.05. Landlord shall cause to be installed, at Landlord’s expense, two (2) four-inch conduits containing fiber optics cabling to a location in the Building to be identified by Landlord. Landlord shall provide Tenant access to riser space in a location designated by Landlord within a telephone or mechanical room of the Building, to enable Tenant to install two (2) four-inch diverse conduits from the conduit lines servicing the Building to the Premises, which installation shall be at Tenant’s expense. Additionally, subject to Landlord obtaining the requisite governmental approvals from the City of Austin and other governmental entities having jurisdiction over the Land, Landlord will connect, at Tenant’s sole cost and expense, the Building and the Three Barton Skyway Building, with two (2) four-inch conduits containing fiber optics cabling; provided, Tenant shall have the right to approve the design and cost of installing such conduits and Tenant must pay to Landlord fifty percent (50%) of the cost of the conduit installation (the “Conduit Deposit”) prior to Landlord’s commencement of installation thereof. The Conduit Deposit shall not be applied by Landlord to the cost of the conduit installation until such time as Tenant has paid for, from its own funds, fifty percent (50%) of the cost of the conduit installation. Tenant shall pay, within ten (10) days following receipt of an invoice therefor, costs incurred from time to time for the cost of the conduit installation until such time as Tenant has paid fifty percent (50%) of the cost of the conduit installation. At such time as Tenant has paid for fifty percent (50%) of the cost of the conduit installation, Landlord shall use the Conduit Deposit to pay the remaining costs of the conduit installation. Tenant shall have the right to use such conduits containing fiber optics cabling connecting the Building and Three Barton Skyway Building so long as no Event of Default has occurred under this Lease.

7.06. Landlord shall endeavor to connect the Building and the One Barton Skyway Building with two (2) four-inch conduits containing fiber optics cabling subject to the terms and provisions of this Section 7.06. Tenant acknowledges and agrees that Landlord must obtain the prior approval of, and obtain easements from, the

City of Austin and other governmental entities having jurisdiction over the Land for the placement of fiber optic conduits under Barton Skyway Drive, and Landlord agrees to use reasonable efforts to obtain such approval from the City of Austin and such other governmental entities. In the event Landlord obtains such approval from the City of Austin and such other governmental entities, Landlord shall present to Tenant, for Tenant’s review and approval, the proposed design and cost of installing the two (2) four-inch conduits containing fiber optics cabling connecting the Building and the One Barton Skyway Building. If Landlord obtains the requisite City and other governmental entity approvals and easements for the installation of such conduits under Barton Skyway Drive and Tenant approves the design and cost of installing such conduits connecting the Building and the One Barton Skyway Building, then Tenant shall pay for the cost of such conduits in the same manner in which Tenant is to pay for the conduits as described in Section 7.05 above.

7.07. Notwithstanding anything in Sections 7.05 and 7.06 to the contrary, Landlord agrees that a contractor selected by Tenant that is reasonably acceptable to Landlord may submit a bid for the installation of the conduits containing fiber optics cabling connecting the Building and the Three Barton Skyway Building and the Building and the One Barton Skyway Building. If the bid from Tenant’s contractor that has been approved by Landlord is more than ten percent (10%) less than the bid obtained by Landlord for such work, then Landlord will agree to use Tenant’s contractor for such work to be completed, at Tenant’s expense, pursuant to Sections 7.05 and 7.06 above. Subject to (a) Tenant providing its specific specifications for the plans and specifications to be developed by Landlord for the conduit installation to be completed pursuant to Sections 7.05 and 7.06 within thirty (30) days following the date of execution of this Lease, (b) events of force majeure, (c) Landlord’s obtaining the approvals from the City of Austin and other governmental entities described in Sections 7.05 and 7.06 and (d) Tenant paying the sums described in Sections 7.05 and 7.06, Landlord shall complete such conduit installation pursuant to approved plans and specifications upon substantial completion of the Project.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

8.01. Neither Tenant nor its legal representatives or successors in interest shall, by operation of law or otherwise, assign, mortgage, pledge, encumber or otherwise transfer this Lease or any part hereof, or the interest of Tenant under this Lease, or in any sublease or the rent thereunder. The Premises or any part thereof shall not be sublet, occupied or used for any purpose by anyone other than Tenant, without Tenant’s obtaining in each instance the prior written consent of Landlord in the manner hereinafter provided. Tenant shall not modify, extend, or amend a sublease previously consented to by Landlord without obtaining Landlord’s prior written consent thereto. Provided that no Event of Default has occurred and is outstanding, Landlord agrees not to unreasonably withhold its consent to any request by Tenant to assign this Lease or to sublease the Premises, provided that Landlord may consider any reasonable factor in determining whether to grant its consent to any such request to assign or sublease. Landlord and Tenant specifically agree, without limitation, that Landlord may reasonably refuse to consent to an assignment or subletting if the proposed assignee or subtenant is (i) not financially capable of satisfying its obligations under this Lease or its sublease, as the case may be, (ii) either a governmental authority or agency, an organization or person enjoying sovereign or diplomatic immunity, a medical or dental practice or other user which will attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high quality office building or which will impose an excessive demand on or use of the facilities or services of the Building, or (iii) not in keeping with the tenant mix of the Building or not of the type of tenant which Landlord would reasonably consider as a tenant in the Building.

8.02. An assignment of this Lease shall be deemed to have occurred (a) if in a single transaction or in a series of transactions more than 50% in interest in Tenant, any guarantor of this Lease, or any subtenant (whether stock, partnership, interest or otherwise) is transferred, diluted, reduced, or otherwise affected with the result that the present holder or owners of Tenant, such guarantor, or such subtenant have less than a 50% interest in Tenant, such guarantor or such subtenant, or (b) if Tenant’s obligations under this Lease are taken over or assumed in consideration of Tenant leasing space in another office building. The transfer of the outstanding capital stock of any corporate Tenant, guarantor or subtenant through the “over-the-counter” market or any recognized national securities exchange (other than by persons owning 5% or more of the voting calculation of such 50% interest of clause 8.02(a) above) shall not be included in the calculation of such 50% interest in clause (a) above.

8.03. Notwithstanding anything to the contrary in Section 8.01, Tenant shall have the right, upon ten (10) days’ prior written notice to Landlord, to (a) sublet all or part of the Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; or (b) assign this Lease to a successor corporation into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property; provided that (i) such successor corporation assumes substantially all of the obligations and liabilities of Tenant and shall have assets, capitalization and net worth at least equal to the assets, capitalization and net worth of Tenant as of the date of this Lease as determined by generally accepted accounting principles, and (ii) Tenant shall provide in its notice to Landlord the information required in Section 8.04. For the purpose hereof “control” shall mean ownership of not less than 50% of all the voting stock or legal and equitable interest in such corporation or entity.

8.04. If Tenant should desire to assign this Lease or sublet the Premises (or any part thereof), Tenant shall give Landlord written notice no later than thirty (30) days in advance of the proposed effective date of any other proposed assignment or sublease, specifying (a) the name, current address, and business of the proposed assignee or sublessee, (b) the amount and location of the space within the Premises proposed to be so subleased, (c) the proposed effective date and duration of the assignment or subletting, (d) the proposed rent or consideration to be paid to Tenant by such assignee or sublessee, and (e) financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease. For assignments and sublettings other than those permitted by Section 8.03, Landlord shall have fifteen (15) days following receipt of such notice and other information requested by Landlord within which to notify Tenant in writing that Landlord elects: (i) to terminate this Lease as to the space so affected as of the proposed effective date set forth in Tenant’s notice, in which event Tenant shall be relieved of all further obligations hereunder as to such space, except for obligations under Articles 17 and 22 and all other provisions of this Lease which expressly survive the termination hereof; or (ii) to permit Tenant to assign or sublet such space; provided, however, that, if the rent rate agreed upon between Tenant and its proposed subtenant is greater than the rent rate that Tenant must pay Landlord hereunder for that portion of the Premises, or if any consideration shall be promised to or received by Tenant in connection with such proposed assignment or sublease (in addition to rent), then fifty percent (50%) of such excess rent and other consideration shall be considered Additional Rent owed by Tenant to Landlord (less brokerage commissions, tenant improvement costs, design fees, attorneys’ fees and other disbursements reasonably incurred by Tenant in connection with such assignment and subletting); or (iii) to refuse to consent to Tenant’s assignment or subleasing of such space and to continue this Lease in full force and effect; provided, so long as no Event of Default has occurred and is outstanding, Landlord agrees not to unreasonably withhold its consent to a proposed assignment or subletting taking into consideration the factors described in Section 8.01 above. Tenant agrees to reimburse Landlord for legal fees and any other reasonable costs actually incurred by Landlord in connection with any permitted assignment or subletting, which costs shall not exceed $1,500.00 per request. Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which shall require any assignee to assume performance of all terms of this Lease to be performed by Tenant or any subtenant to comply with all the terms of this Lease to be performed by Tenant. No acceptance by Landlord of any Rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer. Tenant shall not be allowed to subdivide the Premises in connection with any permitted subletting without Landlord’s consent.

8.05. Any attempted assignment or sublease by Tenant in violation of the terms and provisions of this Article 8 shall be void and shall constitute a material breach of this Lease. In no event, shall any assignment, subletting or transfer, whether or not with Landlord’s consent, relieve Tenant of its primary liability under this Lease for the entire Term, and Tenant shall in no way be released from the full and complete performance of all the terms hereof. If Landlord takes possession of the Premises before the expiration of the Term of this Lease, Landlord shall have the right, at its option, to terminate all subleases, or to take over any sublease of the Premises or any portion thereof and such subtenant shall attorn to Landlord, as its landlord, under all the terms and obligations of such sublease occurring from and after such date, but excluding previous acts, omissions, negligence or defaults of Tenant and any repair or obligation in excess of available net insurance proceeds or condemnation award.

8.06. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Land or the Building. In the event of any transfer, assignment or other conveyance or transfers of any such title or interest, Landlord herein named, and in case of any subsequent transfers, the then grantor shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title or interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Project. Landlord may transfer its interest in the Project without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms of this Lease.

ARTICLE 9

REPAIRS

9.01. Except for ordinary wear and tear and except as otherwise provided in Section 9.02, Landlord shall perform all maintenance and make all repairs and replacements to the Premises (including the Leasehold Improvements). Tenant shall pay to Landlord the actual cost (including a fee equal to fifteen percent (15%) of actual costs to cover a fee for Landlord’s agent or manager) for (a) all maintenance, repairs and replacements within the Premises (including the Leasehold Improvements), other than maintenance, repairs and replacements to any Building system or component within the Building core serving the tenants in the Building (“Central Systems”) located within the Premises; or (b) all repairs and replacements necessitated by damage to the Project (including the Building structure and the Central Systems) caused by the negligence or willful misconduct of Tenant or its agents, contractors, invitees and licensees. Amounts payable by Tenant pursuant to this Section 9.01 shall be payable on demand after receipt of an invoice therefor from Landlord. Landlord has no obligation and has made no promise to maintain, alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof, except as specifically set forth in this Lease. In no event shall Landlord have any obligation to maintain, repair or replace any furniture, furnishings, fixtures or personal property of Tenant.

9.02. Tenant shall keep the Premises (including the Leasehold Improvements) in good order and in a safe, neat and clean condition. No representations respecting the condition of the Premises or the Building or the other portions of the Project have been made by Landlord to Tenant except as specifically set forth in this Lease. Except as provided in Section 10.01 or specifically consented to by Landlord, Tenant shall not perform any maintenance or repair work or make any replacement in or to the Premises (including the Leasehold Improvements), and any branch of a Central System serving the Premises (“Branch System”), but rather shall promptly notify Landlord of the need for such maintenance, repair or replacement so that Landlord may proceed to perform the same. In the event Landlord specifically consents to the performance of any maintenance or the making of any repairs or replacements by Tenant and Tenant fails to promptly commence and diligently pursue the performance of such maintenance or the making of such repairs or replacements, then Landlord, at its option, may perform such maintenance or make such repairs and Tenant shall reimburse Landlord, on demand after Tenant receives an invoice therefor, the cost thereof plus fifteen percent (15%) of the actual costs to cover a fee for Landlord’s agent or manager.

9.03. All repairs made by Tenant pursuant to Section 9.02 shall be performed in a good and workmanlike manner by contractors or other repair personnel selected by Tenant and approved by Landlord; provided, however, that neither Tenant nor its contractors or repair personnel shall be permitted to do any work affecting the Central Systems of the Building.

9.04. Subject to the other provisions of this Lease imposing obligations regarding repair upon Tenant, Landlord shall repair all machinery and equipment necessary to provide the services of Landlord described in Article 7 and for repair of all portions of the Project which do not comprise a part of the Premises and are not leased to others.

ARTICLE 10

ALTERATIONS

10.01. Tenant shall not at any time during the Term make any alterations to the Premises without first obtaining Landlord's written consent thereto, which consent Landlord shall not unreasonably withhold or delay but which consent may be conditioned upon Tenant’s agreement to remove the alterations at the end of the Term; provided, however, Tenant may make, upon the delivery of notice to Landlord (but without the consent of Landlord), cosmetic non-structural changes to the Premises costing less than $5,000.00 that do not affect the Central Systems of the Building or the structural integrity of the Building, so long as Tenant otherwise complies with the provisions of this Article 10. Should Tenant desire to make any alterations to the Premises, Tenant shall submit all plans and specifications for such proposed alterations to Landlord for Landlord’s review and approval before Tenant allows any such work to commence. Tenant shall select and use only contractors approved by Landlord. Upon Tenant’s receipt of written approval from Landlord and upon Tenant’s payment of any third party review costs reasonably incurred by Landlord, Tenant shall have the right to proceed with the construction of all approved alterations, in strict compliance with the approved plans and specifications. All alterations shall be made at Tenant’s sole cost and expense, either by Tenant’s contractors or, at Tenant’s option, by Landlord’s contractor on terms reasonably satisfactory to Tenant, including a fee often percent (10%) of the actual costs of such work to cover a fee for Landlord’s agent or manager in supervising and coordinating such work. In no event, however, shall anyone other than Landlord or Landlord’s employees or representatives perform work to be done which affects the Central Systems of the Building.

10.02. All construction, alterations and repair work done by or for Tenant shall (a) be performed in such a manner as to maintain harmonious labor relations; (b) not adversely affect the safety of the Project, the Building or the Premises or the systems thereof and not affect the Central systems of the Building; (c) comply with all building, safety, fire, plumbing, electrical, and other codes and governmental and insurance requirements; (d) not result in any usage in excess of Building Standard of water, electricity, gas, or other utilities or of heating, ventilating or air-conditioning (either during or after such work); (e) be completed promptly and in a good and workmanlike manner and in compliance with, and subject to, all of the provisions of the Lease; and (f) not disturb Landlord or other tenants in the Building. After completion of any alterations to the Premises, Tenant will deliver to Landlord a copy of “as built” plans and specifications depicting and describing such alterations.

10.03. All leasehold improvements, alterations and other physical additions made to or installed by or for Tenant in the Premises shall be and remain Landlord’s property (except for Tenant’s furniture, personal property and movable trade fixtures). Tenant agrees to remove, at its sole cost and expense, all of Tenant’s furniture, personal property and movable trade fixtures from the Premises, on or before the Expiration Date or any earlier date of termination of this Lease. Tenant shall repair, or promptly reimburse Landlord for the cost of repairing, all damage done to the Premises or the Building by such removal. If Tenant fails to remove any of Tenant’s furniture, personal property or movable trade fixtures by the Expiration Date or any sooner date of termination of the Lease or, if Tenant fails to remove any leasehold improvements, alterations and other physical additions made by Tenant to the Premises which Landlord advised Tenant at the time of installation were to be removed at the end of the Term, Landlord shall have the right, on the fifth (5th) day after Landlord’s delivery of written notice to Tenant, to deem such property abandoned by Tenant and to remove, store, sell, discard or otherwise deal with or dispose of such abandoned property in a commercially reasonable manner. Tenant shall be liable for all costs of such disposition of Tenant’s abandoned property, and Landlord shall have no liability to Tenant in any respect regarding such property of Tenant. The provisions of this Section 10.03 shall survive the expiration or any earlier termination of this Lease. Landlord agrees to notify Tenant, upon Tenant’s request, of the leasehold improvements, alterations or other physical additions made or intended to be made by Tenant to the Premises which must be removed pursuant to this Section 10.03.

ARTICLE 11

LIENS

11.01. Tenant shall keep the Project, the Building and the Premises and Landlord’s interest therein from any liens arising from any work performed, materials furnished, or obligations incurred by, or on behalf of Tenant. Notice is hereby given that neither Landlord nor any mortgagee or lessor of Landlord shall be liable for any labor or materials furnished to Tenant, except as furnished to Tenant by Landlord pursuant to Exhibit C. If any lien is filed for such work or materials, such lien shall encumber only Tenant’s interest in leasehold improvements on the

Premises. Within thirty (30) days after Tenant learns of the filing of any such lien, Tenant shall either discharge and cancel such lien of record or post a bond sufficient under the laws of the State of Texas to cover the amount of the lien claim plus any penalties, interest, attorneys’ fees, court costs, and other legal expenses in connection with such lien. If Tenant fails to so discharge or bond such lien within thirty (30) calendar days after written demand from Landlord, Landlord shall have the right, at Landlord’s option, to pay the full amount of such lien without inquiry into the validity thereof, and Landlord shall be promptly reimbursed by Tenant, as Additional Rent, for all amounts so paid by Landlord, including expenses, interest, and attorneys’ fees.

ARTICLE 12

USE AND COMPLIANCE WITH LAWS

12.01. The Premises shall be used only for executive and administrative offices for the conduct of Tenant’s business and for general office use, and is expressly limited to the uses specifically set forth in Section 1.01Q and for no other purposes whatsoever. Tenant shall use and maintain the Premises in a clean, careful, safe, lawful and proper manner and shall not allow within the Premises, any offensive noise, odor, conduct or private or public nuisance or permit Tenant’s employees, agents, licensees or invitees to create a public or private nuisance or act in a disorderly manner within the Building or in the Project. Landlord represents that any certificate of occupancy issued with respect to the Premises shall allow use for executive and administrative offices.

12.02. Tenant shall, at Tenant’s sole expense, (a) comply with all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Premises, (b) comply with any directive, order or citation made pursuant to law by any public officer requiring abatement of any nuisance or which imposes upon Landlord or Tenant any duty or obligation arising from Tenant’s occupancy or use of the Premises or from conditions which have been created by or at the request or insistence of Tenant, or required by reason of a breach of any of Tenant’s obligations hereunder or by or through other fault of Tenant, (c) comply with all insurance requirements applicable to the Premises and (d) indemnify and hold Landlord harmless from any loss, cost, claim or expense which Landlord incurs or suffers by reason of Tenant’s failure to comply with its obligations under clauses (a), (b) or (c) above. If Tenant receives notice of any such directive, order citation or of any violation of any law, order, ordinance, regulation or any insurance requirement, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice.

ARTICLE 13

DEFAULT AND REMEDIES

13.01. The occurrence of any one or more of the following events shall constitute an Event of Default (herein so called) of Tenant under this Lease: (a) if Tenant fails to pay any Rent hereunder as and when such Rent becomes due and such failure shall continue for more than five (5) days after Landlord gives Tenant written notice of past due Rent; (b) if Tenant fails to pay Rent on time more than twice in any period of twelve (12) months; (c) if the Premises become vacant, deserted, or abandoned for more than thirty (30) consecutive days and Tenant fails to pay timely Rent or any other sum due under this Lease; (d) if Tenant dissolves its business; (e) if any petition is filed by or against Tenant or any guarantor of this Lease under any present or future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings; (f) if Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; (g) if a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within sixty (60) days following the date of such appointment; or (h) if Tenant fails to perform or observe any other terms of this Lease and such failure shall continue for more than thirty (30) days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such default within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time.

13.02. Upon the occurrence of any Event of Default, Landlord shall have the right, at Landlord’s option, to elect to do any one or more of the following without further notice or demand to Tenant:

(a) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and, if Tenant fails to so surrender, Landlord shall have the right to enter upon and take possession of the Premises and to expel or remove Tenant and its effects without being liable for prosecution or any claim for damages therefor; and Tenant shall, and hereby agrees to, indemnify Landlord for all loss and damage which Landlord suffers by reason of such termination, including damages in an amount equal to the total of (1) the costs of recovering the Premises and all other expenses incurred by Landlord in connection with Tenant’s default; (2) the unpaid Rent earned as of the date of termination, plus interest at the Interest Rate; (3) the total Rent which Landlord would have received under this Lease for the remainder of the Term, but discounted to the then present value at a rate of eight percent (8%) per annum, minus the fair market rental value for the balance of the Term, determined as of the time of such default, discounted to the then present value at a rate of eight percent (8%) per annum; and (4) all other sums of money and damages owing by Tenant to Landlord; or

(b) enter upon and take possession of the Premises without terminating this Lease and without being liable to prosecution or any claim for damages therefor, and, if Landlord elects, relet the Premises on such terms as Landlord deems advisable, in which event Tenant shall pay to Landlord on demand the cost of repossession, renovating, repairing and altering the Premises for a new tenant or tenants and any deficiency between the Rent payable hereunder and the rent paid under such reletting; provided, however, that Tenant shall not be entitled to any excess payments received by Landlord from such reletting. Landlord’s failure to relet the Premises shall not release or affect Tenant’s liability for Rent or for damages; or

(c) enter the Premises without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Premises and repair or replace any damage thereto or do anything for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in thus effecting Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto.

13.03. No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No provision of this Lease shall be construed as an obligation upon Landlord to mitigate Landlord’s damages under the Lease.

13.04. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. Landlord’s acceptance of Rent following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice which may grow up between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to Tenant from Landlord.

13.05. The rights granted to Landlord in this Article 13 shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease.

ARTICLE 14

INSURANCE

14.01. A. Tenant, at its sole expense, shall obtain and keep in force during the Term the following insurance: (a) “All Risk” insurance insuring all property located in the Premises, including furniture, equipment, fittings, installations, fixtures, supplies and any other personal property (“Tenant's Property”), in an amount equal to the full replacement value; (b) Comprehensive general public liability insurance including personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability, with a cross liability clause and a severability of interests clause to cover Tenant’s indemnities set forth herein, and products and completed operations liability, in limits not less than $1,000,000.00 inclusive per occurrence; (c) Worker’s Compensation and Employer’s Liability insurance, with a waiver of subrogation endorsement, in form and amount as required by applicable law; and (d) In the event Tenant performs any repairs or alterations in the Premises, Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises; and (e) Improvements and betterments.

B. Tenant shall have the right to include the insurance required by Section 14.01A under Tenant's policies of “blanket insurance”. All certificates of insurance evidencing such coverage shall name Tenant as named insured thereunder and shall name Landlord and all mortgagees and lessors of Landlord of which Tenant has been notified, additional insureds, all as their respective interest may appear. All such certificates shall be issued by insurers acceptable to Landlord and in form satisfactory to Landlord. Tenant shall deliver to Landlord certificates by the Commencement Date and, with respect to renewals of such policies, not later than fifteen (15) days prior to the end of the expiring term of coverage. All policies of insurance shall be primary and non-contributing. All such policies and certificates shall contain an agreement by the insurers to notify Landlord and any mortgagee or lessor of Landlord in writing, by Registered U.S. mail, return receipt requested, not less than thirty (30) days before any material change, reduction in coverage, cancellation, including cancellation for nonpayment of premium.

14.02. Landlord shall insure the Building against damage with casualty and comprehensive general public liability insurance, all in such amounts and with such deductible as Landlord reasonably deems appropriate. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided hereinabove, Landlord shall not be required to carry insurance of any kind on Tenant’s Property, and Tenant hereby agrees that Tenant shall have no right to receive any proceeds from any insurance policies carried by Landlord.

14.03. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building, and Tenant shall comply with all requirements and regulations of Landlord’s casualty and liability insurer. In no event shall Tenant introduce or permit to be kept on the Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance.

14.04. Landlord and Tenant each hereby waive any right of subrogation and right of recovery or cause of action for injury or loss to the extent that such injury or loss is covered by lire, extended coverage, “All Risk” or similar policies covering real property or personal property (or which would have been covered if Tenant or

Landlord, as the case may be, was carrying the insurance required by this Lease). Said waivers shall be in addition to, and not in limitation or derogation or, any other waiver or release contained in this Lease.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CAUSE

15.01. If the Building or any portion thereof is damaged or destroyed by any casualty to the extent that, in Landlord’s reasonable judgment, (a) repair of such damage or destruction would not be economically feasible, or (b) the damage or destruction to the Building cannot be repaired within three hundred sixty (360) days after the date of such damage or destruction, or if the proceeds from Landlord’s insurance remaining after any required payment to any mortgagee or lessor of Landlord are insufficient to repair such damage or destruction, Landlord shall have the right, at Landlord’s option, to terminate this Lease by giving Tenant notice of such termination, within sixty (60) days after the date of such damage or destruction.

15.02. If the Premises or any portion thereof is damaged or destroyed by any casualty, and if, in Landlord’s reasonable opinion, the Premises cannot be rebuilt or made fit for Tenant’s purposes within one hundred eighty days (180) after the date of such damage or destruction, or if the proceeds from Landlord’s insurance remaining after any required payment to any mortgagee or lessor of Landlord are insufficient to repair such damage or destruction, then either Landlord or Tenant shall have the right, at the option of either party, to terminate this Lease by giving the other written notice, within sixty (60) days after such damage or destruction.

15.03. In the event of partial destruction or damage to the Building or the Premises which is not subject to Section 15.01 or 15.02, but which renders the Premises partially but not wholly untenantable, this Lease shall not terminate and Rent shall be abated in proportion to the area of the Premises which, in Landlord’s reasonable opinion, cannot be used or occupied by Tenant as a result of such casualty. Landlord shall in such event, within a reasonable time after the date of such destruction or damage, subject to force majeure (as defined in Section 25.06) or to Tenant Delay and to the extent and availability of insurance proceeds, restore the Premises to as near the same condition as existed prior to such partial damage or destruction. In no event shall Rent abate or shall any termination occur if damage to or destruction of the Premises is the result of the negligence or willful misconduct of Tenant, or Tenant’s agents, employees, representatives, contractors, successors, assigns, licensees or invitees.

15.04. If the Building or the Premises or any portion thereof is destroyed by fire or other causes at any time during the last year of the Term, then either Landlord or Tenant shall have the right, at the option of either party, to terminate this Lease by giving written notice to the other within sixty (60) days after the date of such destruction.

15.05. Landlord shall have no liability to Tenant for inconvenience, loss of business, or annoyance arising from any repair of any portion of the Premises or the Building, unless such damage is caused solely by Landlord’s gross negligence. If Landlord is required by this Lease or by any mortgagee or lessor of Landlord to repair, or if Landlord undertakes to repair, Landlord shall use reasonable efforts to have such repairs made promptly and in a manner which will not unnecessarily interfere with Tenant’s occupancy.

15.06. In the event of termination of this Lease pursuant to Sections 15.01, 15.02, or 15.04, then all Rent shall be apportioned and paid to the date on which possession is relinquished or the date of such damage, whichever last occurs, and Tenant shall immediately vacate the Premises according to such notice of termination; provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.

ARTICLE 16

CONDEMNATION

16.01. In the event any portion of the Building, the Premises or the Project are taken or condemned by eminent domain or by any conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as “condemnation”), which taking, in Landlord's judgment, is such that the Building or the Premises cannot be restored in an economically feasible manner for use substantially as originally designed, then Landlord shall have the right, at Landlord’s option, to terminate this Lease, effective as of the date specified by Landlord in a written notice of termination from Landlord to Tenant and Rent shall be apportioned as of the date of such termination.

16.02. In the event any portion of the Parking Facilities shall be taken by condemnation, which taking in Landlord’s judgment is such that the Parking Facilities cannot be restored in an economically feasible manner for use substantially as originally designed, including in such consideration the possible use of additional parking facilities in the vicinity of the Building, then Landlord shall have the right, at Landlord’s option, to terminate this Lease, effective as of the date specified by Landlord in a written notice of termination from Landlord to Tenant.

16.03. In the event that a portion of the Premises shall be taken by condemnation, and this Lease is not terminated pursuant to Section 16.01, then this Lease shall be terminated as of the date of such condemnation as to the portion of the Premises so taken, and this Lease shall remain in full force and effect as to the remainder of the Premises.

16.04. All compensation awarded or paid upon a condemnation of any portion of the Project shall belong to and be the property of Landlord without participation by Tenant. Nothing herein shall be construed, however, to preclude Tenant from prosecuting any claim directly against the condemning authority for loss of business, loss of good will, moving expenses, damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant; provided, however, that Tenant shall make no claim which shall diminish or adversely affect any award claimed or received by Landlord.

16.05. If any portion of the Project other than the Building or the Parking Facilities is taken by condemnation, or if the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation during the Term, this Lease shall be and remain unaffected by such condemnation, and Tenant shall continue to pay in full the Rent payable hereunder.

ARTICLE 17

INDEMNIFICATION

17.01. Except as otherwise expressly provided in Section 17.02 below, Tenant and its agents, employees, representatives, contractors, licensees and invitees, hereby waive all claims against, and agree to indemnify and hold harmless, Landlord for damage caused by Tenant or any agent, employee, contractor or invitee of Tenant, to any property or injury to, or death of, any person in, upon, or about the Project, including the Premises, arising at any time and from any cause other than solely by reason of the gross negligence or willful misconduct of Landlord, its agents, employees, representatives, or contractors. Without limiting the generality of the foregoing, Landlord shall not be liable for any injury or damage to persons or property resulting from the condition or design of, or any defective, Building or its mechanical systems or equipment which may exist or occur or from any fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow, or leaks from any part of the Premises or from the pipes, appliances, plumbing works, roof, or subsurface of any floor or ceiling, or from the street or any other place, or by dampness or by any other similar cause unless the same is caused solely by the gross negligence or willful misconduct of Landlord, its agents, employees, representatives or contractors. Landlord shall not be liable for any such damage caused by other tenants or persons in the Building or by occupants of adjacent property thereto, or by the public, or caused by construction (unless caused solely by the gross negligence or willful misconduct of Landlord) or by any private, public or quasi-public work. Tenant, for itself and its agents, employees, representatives, contractors, successors, assigns, invitees and licensees, expressly assumes all risks of injury or damage to person or property, within proximate or remote, resulting from the condition of the Project or any part thereof. Tenant’s foregoing indemnity shall include attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by Landlord in any connection therewith. The provisions of this Article 17 shall survive the expiration or termination of this Lease with respect to any damage, injury, or death occurring before such expiration or termination.

17.02. Landlord shall, and hereby agrees to, indemnify and hold Tenant harmless from any damages in connection with loss of life, bodily or personal injury or property damage arising from any occurrence in the Common Areas of the Project when not solely the result of the gross negligence or willful misconduct of Tenant, and its agents, employees, representatives, contractors, licensees, and invitees.

ARTICLE 18

SUBORDINATION AND ESTOPPEL CERTIFICATES

18.01. This Lease and all rights of Tenant hereunder are subject and subordinate to all underlying leases now or hereafter in existence, and to any supplements, amendments, modifications, and extensions of such leases heretofore or hereafter made and to any deeds to secure debt, mortgages, or other security instruments which now or hereafter cover all or any portion of the Project or any interest of Landlord therein, and to any advances made on the security thereof, and to any increases, renewals, modifications, consolidations, replacements, and extensions of any of such mortgages. This provision is declared by Landlord and Tenant to be self-operative and no further instrument shall be required to effect such subordination of this Lease. Upon demand, Tenant shall execute, acknowledge, and deliver to Landlord any further instruments and certificates evidencing such subordination as Landlord, and any mortgagee or lessor of Landlord shall reasonably require; provided, Landlord shall use reasonable efforts to cause its mortgagee to include in any such subordination agreement non-disturbance provisions, reasonably satisfactory to Tenant and such mortgagee, whereby Landlord’s mortgagee shall agree to accept attornment from Tenant under this Lease, in conformity with the terms hereof, in the event a Successor Landlord (hereinafter defined) shall succeed to the interests of Landlord hereunder. Tenant shall not unreasonably withhold, delay, or defer its written consent reasonable modifications in this Lease which are a condition of any financing for the Project or any reciprocal easement agreement with facilities in the vicinity of the Building, provided that such modifications do not increase the obligations of Tenant hereunder or materially and adversely affect Tenant’s use and enjoyment of the Premises.

18.02. Notwithstanding the generality of the foregoing provisions of Section 18.01, any mortgagee or lessor of Landlord shall have the right at any time to subordinate any such mortgage or underlying lease to this Lease, or to any of the provisions hereof, on such terms and subject to such conditions as such mortgagee or lessor of Landlord may consider appropriate in its discretion. At any time, before or after the institution of any proceedings for the foreclosure of any such mortgage, or the sale of the Building under any such mortgage, or the termination of any underlying lease, Tenant shall, upon request of such mortgagee or any person or entities succeeding to the interest of such mortgagee or the purchaser at any foreclosure sale (“Successor Landlord”), automatically become the Tenant (or if the Premises has been validly subleased, the subtenant) of the Successor Landlord, without change in the terms or other provisions of this Lease (or, in the case of a permitted sublease, without change in this Lease or in the instrument setting forth the terms of such sublease); provided, however, that the Successor Landlord shall not be (i) bound by any payment made by Tenant of Rent or Additional Rent for more than one (1) month in advance, except for a Security Deposit previously paid to Landlord (and then only if such

Security Deposit has been deposited with and is under the control of the Successor Landlord), (ii) bound by any termination, modification, amendment or surrender of the Lease done without the Successor Landlord’s consent, (iii) liable for any damages or subject to any offset or defense by Tenant to the payment of Rent by reason of any act or omission of any prior landlord (including Landlord), or (iv) personally or corporately liable, in any event, beyond the limitations on landlord liability set forth in Section 25.05 of this Lease. This agreement of Tenant to attorn to a Successor Landlord shall survive any such foreclosure sale, trustee’s sale conveyance in lieu thereof or termination of any underlying lease. Tenant shall upon demand at any time, before or after any such foreclosure or termination execute, acknowledge, and deliver to the Successor Landlord any written instruments and certificates evidencing such attornment as such Successor Landlord may reasonably require.

18.03. Tenant or Landlord shall, from time to time, within ten (10) days after request from the other party hereto, execute, acknowledge and deliver a certificate certifying, to the extent true, (a) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification; (b) the date, if any, to which Rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered by the certifying party, which default has not been cured, except as to defaults specified in said certificates; (d) to the best of the certifying party’s knowledge, there is no Event of Default under this Lease or an event which, with notice or the passage of time or both, would result in an Event of Default under this Lease, except for defaults specified in said certificate; and (e) such other matters as may be reasonably requested by the party hereto requesting such certificate. Any such certificate may be relied upon by any prospective purchaser, lease assignee or sublessee, or any existing or prospective mortgagee or beneficiary under any deed of trust of the Building. If the requested party fails to deliver such a certificate within such time, the statements contained in such certificates will conclusively be deemed made and admitted by the requested party.

18.04. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to any mortgagee or lessor of Landlord whose address shall have been furnished to Tenant, and (b) Tenant offers such mortgagee or lessor of Landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

ARTICLE 19

SURRENDER OF THE PREMISES

19.01. By no later than 11:59 p.m. of the Expiration Date or the date of earlier termination of this Lease, or upon any re-entry of the Premises by Landlord without terminating this Lease pursuant to Section 13.02(b), Tenant, at Tenant’s sole cost and expense, shall peacefully vacate and surrender the Premises to Landlord in good order, broom clean and in the same condition as at the beginning of the Term or as the Premises may thereafter have been improved, reasonable use and wear thereof and repairs which are Landlord’s obligations under Articles 9, 15 and 16 only excepted, and Tenant shall remove all of Tenant’s Property and turn over all keys for the Premises to Landlord.

19.02. Should Tenant continue to hold the Premises after the expiration or earlier termination of this Lease, such holding over, unless otherwise agreed to by Landlord in writing, shall constitute and be construed as a tenancy at sufferance at monthly installments of Rent equal to one hundred fifty percent (150%) of the monthly portion of Base Rent in effect as of the date of expiration or earlier termination, plus Tenant’s Operating Costs Payment, and subject to all of the other terms, charges and expenses set forth herein except any right to renew this Lease or to expand the Premises or any right to additional services. Tenant shall also be liable to Landlord for all damage which Landlord suffers because of any holding over by Tenant, and Tenant shall indemnify Landlord against all claims made by any other tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant. The provisions of this Article 19 shall survive the expiration or earlier termination of this Lease.

ARTICLE 20

LANDLORD’S RIGHT TO INSPECT

20.01. Landlord shall retain duplicate keys to all doors of the Premises, Tenant shall provide Landlord with new keys should Tenant receive Landlord’s consent to change the locks. Landlord shall have the right to enter the Premises at reasonable hours upon prior reasonable notice (or, in the event of an emergency, at any hour without prior notice); provided, however, Landlord shall use reasonable efforts to minimize interference with Tenant’s business. Landlord shall not be liable to Tenant for the exercise of Landlord’s rights under this Article 20 and Tenant hereby waives any claims for damages for any injury, inconvenience or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

ARTICLE 21

SECURITY DEPOSIT

21.01. As a condition to Landlord’s execution of this Lease, Tenant shall deliver to Landlord a $5,000,000.00 letter of credit (the “Security Deposit”) that is issued by a national banking association and is in form and substance reasonably satisfactory to Landlord. Upon the occurrence of any Event of Default by Tenant, Landlord shall have the right, without prejudice to any other remedy, to submit a sight draft to the bank which issued the letter of credit representing the Security Deposit, in an amount equal to a sum necessary to pay any arrearages in Rent, and any other damage, injury or expense. So long as no Event of Default has occurred and is continuing, then the Security Deposit may be reduced by $500,000.00 on each anniversary of the Commencement Date. If Landlord transfers its interest in the Premises during the Term, Landlord shall assign the Security Deposit to the transferee (and Tenant shall execute such documents as may be necessary to effect such transfer), and thereafter Landlord shall have no further liability to Tenant for the Security Deposit. Tenant shall pay all fees charged by the bank issuing the letter of credit representing the Security Deposit. If Tenant receives a credit rating by Standard and Poor’s of “BBB-” or higher, and no Event of Default has then occurred, the Security Deposit shall be returned to Tenant.

ARTICLE 22

BROKERAGE

22.01. Tenant and Landlord each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, other than with Broker, and each party shall, and hereby agrees to, indemnify and hold the other harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker, other than with Broker. This provision shall survive the expiration or earlier termination of this Lease.

ARTICLE 23

OBSERVANCE OF RULES AND REGULATIONS

23.01. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully and comply strictly with all Rules and Regulations (herein so called) attached to this Lease as such Rules and Regulations may be changed from time to time. Landlord shall at all times have the right to make reasonable changes in and additions to such Rules and Regulations; provided Landlord gives Tenant prior notice of such changes and provided that such new rules and regulations or changes in existing rules and regulations do not conflict with this Lease, and do not materially interfere with the lawful conduct of Tenant’s business in the Premises. Landlord shall not be liable to Tenant for the failure or refusal by any other tenant, guest, invitee, visitor, or occupant of the Building to comply with any of the Rules and Regulations.

ARTICLE 24

NOTICES

24.01. All notices, consents, demands, requests, documents, or other communications (other than payment of Rent) required or permitted hereunder (collectively, “notices”) shall be made in writing and shall be deemed given, whether actually received or not, when dispatched for hand delivery or delivery by air express courier (with signed receipts) to the other party, or on the second Business Day after deposit in the United States mail, postage prepaid, certified, return receipt requested, except for notice of change of address which shall be deemed given only upon actual receipt. The addresses of the parties for notices are set forth in Article 1, or any such other addresses subsequently specified by each party in notices given pursuant to this Section 24.01.

ARTICLE 25

MISCELLANEOUS

25.01. Professional Fees. In any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party its professional fees for attorneys, appraisers and accountants, its investigation costs, and any other legal expenses and court costs incurred by the prevailing party in such action or proceeding.

25.02. Reimbursements. Wherever the Lease requires Tenant to reimburse Landlord for the cost of any item, such costs will be the reasonable and customary charge periodically established by Landlord for such item, including a fee for Landlord’s manager’s supervision in connection with providing such item.

25.03. Severability. Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remaining agreements contained in this Lease shall not be affected.

25.04. Non-Merger. There shall be no merger of this Lease with any ground leasehold interest or the fee estate in the Project or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or any interest in this Lease as well as any ground leasehold interest or fee estate in the Project or any interest in such fee estate.

25.05. Landlord’s Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that Tenant shall look solely to the estate and property of Landlord in the Project for the collection of any judgment or other judicial process requiring the payment of money by Landlord for any default or breach by Landlord under this Lease, subject, however, to the prior rights of any mortgagee or lessor of the Project. No other assets of Landlord or any partners, shareholders, or other principals of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim.

25.06. Force Majeure. Whenever the period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to force majeure, which term shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental approvals, laws, regulations, or restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of Landlord or Tenant. Force Majeure shall not excuse or delay Tenant’s obligation to Rent or any other amount due under this Lease.

25.07. Headings. The article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several articles hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, and successors and assigns of the parties thereto.

25.08. Successors and Assigns. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, successors and assigns or the parties hereto. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, Tenant’s obligations shall be joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant hereunder before proceeding against such guarantor, and any such guarantor shall not be released from its guarantee for any reason, including any amendment of this Lease, any forbearance by Landlord or waiver of any of Landlord’s rights, the failure to give Tenant or such guarantor any notices, or the release of any party liable for the payment or performance of Tenant’s obligations hereunder. Notwithstanding the foregoing, nothing contained in this Section 25.08 shall be deemed to override Article 8.

25.09. Landlord’s Representations. Neither Landlord nor Landlord’s agents or brokers have made any representations or promises with respect to the Premises, the Building, the Parking Facilities, the Land, or any other portions of the Project except as herein expressly set forth and all reliance with respect to any representations or promises is based solely on those contained herein. No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.

25.10. Entire Agreement; Amendments. This Lease and the Exhibits and Riders attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant regarding the subject matter of this Lease. No amendment or modification of this Lease shall be binding or valid unless expressed in writing executed by both parties hereto.

25.11. Tenant’s Authority. If Tenant signs as a corporation, execution hereof shall constitute a representation and warranty by Tenant that Tenant is a duly organized and existing corporation, that Tenant has been and is qualified to do business in the State of Texas and in good standing with the State of Texas, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate action. If Tenant signs as a partnership, trust, or other legal entity, execution hereof shall constitute a representation and warranty by Tenant that Tenant has complied with all applicable laws, rules, and governmental regulations relative to Tenant’s right to do business in the State of Texas, that such entity has the full right and authority to enter into this Lease, and that all persons signing on behalf of Tenant were authorized to do so by any and all necessary or appropriate partnership, trust, or other actions.

25.12. Governing Law. This Lease shall be governed by and construed under the laws of the State of Texas. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in Travis County, Texas. Should any provision of this Lease require judicial interpretation, Landlord and Tenant hereby agree and stipulate that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of any rule or conclusion that a document should be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had full opportunity to consult legal counsel of its choice before the execution of this Lease.

25.13. Tenant’s Use of Name of the Building. Tenant shall not, without the prior written consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and Tenant shall not do or permit the doing of anything in connection with Tenant’s business or advertising (including brokers’ flyers promoting sublease space) which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Building or confuse or mislead the public as to any apparent connection or relationship between Tenant and Landlord, the Building, or the Land.

25.14. Ancient Lights. Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease and Landlord shall have no liability to Tenant with respect thereto.

25.15. Changes to Project by Landlord. Landlord shall have the unrestricted right to make changes to all portions of the Project in Landlord’s reasonable discretion for the purpose of improving access or security to the Project or the flow of pedestrian and vehicular traffic therein. Landlord shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, bathrooms, or any other Common Areas so long as reasonable access to the Premises remains available. Landlord shall also have the right to (a) rearrange, change, expand or contract portions of the Project constituting Common Areas (b) to use Common Areas while engaged in making improvements, repairs or alterations to the Project, or any portion thereof, and (c) to do and perform such other acts and make such other changes in to or with respect to the Project, or any portion thereof, as Landlord may, in the exercise of sound business judgment, deem to be appropriate. Landlord shall be entitled to change the name or address of the Building or the Project. Landlord shall have the right to close, from time to time, the Common Areas and other portions of the Project for such temporary periods as Landlord deems legally sufficient to evidence Landlord’s ownership and control thereof and to prevent any claim of adverse possession by, or any implied or actual dedication to, the public or any party other than Landlord.

25.16. Time of Essence. Time is of the essence of this Lease.

25.17. Landlord’s Acceptance of Lease. The submission of this Lease to Tenant shall not be construed as an offer and Tenant shall not have any rights with respect thereto unless Landlord executes a copy of this Lease and delivers the same to Tenant.

25.18. Financial Statements. At any time during the term of this Lease, Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

25.19. Signage. Landlord shall provide Tenant with Building standard signage for the Building directory and the exterior of Tenant’s main entrance to the Premises. Landlord intends to construct a monument sign near the Building, which monument sign is to be subject to the applicable codes of the City of Austin. Landlord shall include Tenant’s name (or logo) on such monument sign at Landlord's expense. Tenant also shall have the right, at Tenant’s sole cost and expense, to place its name on the facade of the Building, at the location specified on Exhibit F to this Lease (subject to Landlord’s approval in writing as to the placement, color and design of such signage and the architectural compatibility of the signage with the exterior of the Building). Notwithstanding anything in this Section 25.19 to the contrary, Landlord shall have the right to remove Tenant’s name (and logo) from the monument sign and from the facade of the Building, at Tenant’s cost, in the event (a) Tenant (as opposed to any assignee or subtenant other than an assignee or subtenant specifically described in Section 8.03 hereof) fails to occupy at least sixty percent (60%) of the original Premises; provided, the number of square feet of Net Rentable Area of the original Premises shall be automatically reduced for such calculation if Landlord exercises its recapture rights pursuant to Section 3.06 hereof, or (b) if any Event of Default has occurred and is outstanding.

ARTICLE 26

ENVIRONMENTAL MATTERS

To Landlord’s knowledge, the Project on the Substantial Completion Date will not be contaminated by any hazardous materials in violation of applicable environmental laws in effect on the date of the execution of this Lease and no portion of the Project will be used for the treatment, storage or disposal of any hazardous materials in violation of any such environmental laws. To Landlord’s knowledge, the Project is not currently on any governmental list of contaminated properties nor is any investigation, administrative order or notice, consent order or agreement for litigation in existence or anticipated with respect to the Project.

ARTICLE 27

OTHER DEFINITIONS

When used in this Lease, the terms set forth hereinbelow shall have the following meanings: (a) “Business Days” shall mean Monday through Friday (except for Holidays); “Business Hours” shall mean 8:00 a.m. to 7:00 p.m. on Monday through Friday and 9:00 a.m. to 3:00 p.m. on Saturdays (except for Holidays); and “Holidays” shall mean those holidays designated by Landlord, which holidays shall be consistent with those holidays designated by landlords of other first-class office buildings in the Austin, Texas suburban area, (b) “Common Areas” shall mean those certain areas and facilities of the Building and the Parking Facilities and those certain improvements to the Land which are from time to time provided by Landlord for the use of tenants of the Building and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements include any and all corridors, elevator foyers, vending areas, bathrooms, electrical and telephone rooms, mechanical rooms, janitorial areas and other similar facilities of the Building and of the Parking Facilities and any and all grounds, parks, landscaped areas, outside sitting areas, sidewalks, walkways, and generally all other improvements located on the Land, or which connect the Land to other buildings, (c) The words “day” or “days” shall refer to calendar days, except where “Business Days” are specified, (d) “Net Rentable Area” shall mean (1) in the case of a single tenancy floor, all floor area measured from the inside surface of the outer glass of the Building, excluding only the areas (“Service Areas”) within the outside wall used for the Building’s stairs, fire towers, elevator shafts, vertical penetrations of the Building’s central atrium, flues, vents, stacks, pipe shafts, and vertical ducts (which areas shall be measured from the mid-point of walls enclosing such areas, but including any Service Areas which are for the specific use of the particular tenant, such as special stairs or elevators, plus an allocation of the square footage of the Building’s central areas for providing telephone, electrical, mechanical, janitorial, security and mail services, as well as, the central entry lobby, ground level elevator lobby and service elevator lobby, central fire exit corridors, service exit corridor and central loading dock (the “Central Areas”), and (2) in the case of a floor to be occupied by more than one tenant, all floor areas within the inside surface (with respect to the Premises) of the glass and to the midpoint of the walls separating areas leased by or held for lease to other tenants or from the Common Areas, but including a proportionate part of the Common Areas located on such floor based upon the ratio which Tenant’s Net Rentable Area (excluding Common Areas) on such floor bears to the aggregate Net Rentable Area (excluding

Common Areas) on such floor, plus an allocation of the square footage of the Building’s Central Areas. In the case of both single and multiple tenant floors, telephone, electrical, mechanical, maintenance, janitorial or security rooms not included in the Building’s Central Areas but which serve more than one floor shall be considered Common Areas and shall be allocated among all tenants whose premises are served thereby, regardless of whether such premises are located on the same floor as the rooms in question. Such allocation shall be made in accordance with the proportion of the Net Rentable Area so served. No deductions from Net Rentable Area shall be made for columns or projections necessary to the Building, (e) The “terms of this Lease” shall be deemed to include all terms, covenants, conditions, provisions, obligations, limitations, restrictions, reservations and agreements contained in this Lease. (I) A “year” shall mean a calendar year.

IN WITNESS WHEREOF, Landlord and Tenant have set their hands hereunto and have caused this Lease to be executed by duly authorized officials thereof, as of the day and year set forth on the cover page hereof.

LANDLORD:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership,

By:	Prentiss Properties I, Inc., a Delaware corporation, general partner

	By:	/s/ William J. Reister
	Name:	William J. Reister
	Title:	Vice President

	By:	/s/ J. Kevan Dilbeck
	Name:	J. Kevan Dilbeck
	Title:	Senior Vice President

TENANT:

VIGNETTE CORPORATION, a Delaware corporation

By:	/s/ Joel Katz
Name:	Joel Katz
Title:	CFO

EXHIBIT A

FLOOR PLAN OF THE PREMISES

A

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EXHIBIT B

THE LAND

LOT 1A AND LOT 1B, REPLAT OF LOT 1, WALLINGWOOD SECTION II, A SUBDIVISION IN TRAVIS COUNTY, TEXAS, ACCORDING TO THE PLAT OF RECORD IN VOLUME 102, PAGES 165-166 OF THE PLAT RECORDS OF TRAVIS COUNTY, TEXAS.

B

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EXHIBIT C

LEASEHOLD IMPROVEMENTS

ARTICLE 1

DEFINITIONS

The terms defined in Article 1 of this Exhibit C, for all purposes of this Exhibit C, shall have the meanings herein specified, and in addition to the terms defined herein, the definitions in the Basic Lease Information and otherwise in this lease shall also apply to this Exhibit C.

1.01. “Base Premises Condition” shall mean the condition of the Premises to be completed by Landlord, at Landlord’s sole cost, as more particularly set forth on Attachment 1 to this Exhibit C.

1.02. “Building Standard” means the quality of materials, finishes, and workmanship from time to time specified by Landlord for the Building.

1.03. “Non-Building Standard” means all materials, finishes, and workmanship used in connection with the construction and installation of the Leasehold Improvements which deviate from Building Standard in terms of quality.

1.04. “Tenant’s Work” means the work which is supplied, installed, and finished by Tenant’s Contractor, at Tenant’s cost, to complete any Leasehold Improvements to the Premises.

1.05. “Leasehold Improvements” shall mean the leasehold improvements to be completed in the Premises.

1.06. “Space Planner” shall mean the architect or space planner engaged by Tenant to prepare the plans and specifications for the Leasehold Improvements as contemplated by Article 2 hereof, which architect or space planner must be reasonably acceptable to Landlord.

1.07. “Tenant’s Contractor” means the person or firm from time to time selected, and paid, by Tenant, but approved by Landlord, in Landlord’s reasonable discretion, to construct and install the Leasehold Improvements in the Premises. Landlord reserves the right to approve (a) the insurance maintained by Tenant’s Contractor, which approval shall include the insurance carriers and underwriters, and (b) all subcontractors to be retained by Tenant’s Contractors with respect to Tenant’s Work. If, but only if, Tenant provides payment and performance bonds reasonably acceptable to Landlord (which bonds must be reasonably acceptable to Landlord as to amounts, sureties and form), Tenant may act as Tenant’s Contractor. Tenant shall either (a) obtain bids for the construction of the Leasehold Improvements from three (3) contractors that have been approved by Landlord, or (b) select a general contractor approved by Landlord for the construction of the Leasehold Improvements, obtain a quote for general conditions and overhead from such contractor and initiate an “open book” process with such contractor. Tenant’s Contractor shall be required to submit to Landlord bids from subcontractors for all major line items.

1.08. “Landlord’s Manager” shall be the manager of the Building, whose responsibilities include serving as construction manager for Tenant (unless Tenant elects to serve as its own construction manager) in connection with the construction of the Leasehold Improvements. Tenant shall make the election of whether Tenant or Landlord’s Manager shall serve as the Construction Manager for Tenant in connection with the construction of Leasehold Improvements by delivery of written notice to Landlord not later than sixty (60) days following the date of execution of this Lease.

1.09. “Tenant Expenditure Authorization” means an authorization by Tenant, prior to the commencement of any Tenant’s Work for Landlord’s Manager to contract to expend funds on behalf of Tenant. Landlord shall be named an additional insured on the insurance maintained by Tenant’s Contractor. A Tenant Expenditure Authorization is required only if Landlord’s Manager serves as construction manager in connection with the construction of the Leasehold Improvements.

ARTICLE 2

COMPLETION OF PREMISES

2.01. As soon as practicable after the execution of this Lease, but in any event not more than ninety (90) days from the date of execution of this Lease, Tenant, at Tenant’s expense, shall provide Space Planner with sufficient instructions and information to enable Space Planner to prepare and complete the space plan, the architectural construction plan to include specifications and finish schedules specifications (collectively “Plans and Specifications”) for the Leasehold Improvements. Such Plans and Specifications shall be prepared by Space Planner and submitted to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Within ten (10) working days after Landlord’s receipt of such Plans and Specifications, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Plans and Specifications, and if Landlord disapproves the Plans and Specifications, Landlord shall describe in reasonable detail the grounds therefor. Landlord’s approval of the Plans and Specifications, and any changes thereto, for Tenant’s Work shall impose no responsibility or liability on Landlord for their completeness, design sufficiency, or compliance with all applicable laws, rules and regulations of governmental agencies or authorities. If Landlord’s Manager serves as the construction manager for Tenant pursuant to this Exhibit C, Landlord’s Manager will require Tenant’s approval of a Tenant Expenditure Authorization, which approval shall be given or denied by Tenant within ten (10) days following the delivery by Landlord’s Manager of such Tenant Expenditure Authorization. If Tenant fails to expressly disapprove the Tenant Expenditure Authorization, within this ten (10) day period, then Landlord’s Manager shall be authorized to proceed

C

thereon. If Tenant disapproves a Tenant Expenditure Authorization, it shall specify in reasonable detail the reasons for such disapproval. All costs, including professional fees, of Space Planner which are related to the review of Tenant’s information and instructions and the preparation of the space plan and the Plans and Specifications shall be paid by Tenant, subject to Tenant’s Allowance.

2.02. Unless Tenant elects to serve as its own construction manager, all Tenant’s Work involved in the construction and installation of the Leasehold Improvements shall be carried out by Tenant’s Contractor under the sole direction of Landlord’s Manager, who shall serve as construction manager on behalf of Tenant. If Tenant serves as its own construction manager, Landlord shall deliver the Premises in Base Premises Condition, and Landlord and Landlord’s Manager shall have no further responsibility with respect to construction of the Leasehold Improvements except as specifically provided in this Exhibit C. Tenant and Landlord shall cooperate with each other and the Space Planner to promote the efficient and expeditious completion of such Tenant’s Work. To the extent that the cost of Tenant’s Work exceeds Tenant’s Allowance (as hereinafter defined), Tenant agrees to pay, promptly upon being billed therefor, the amount by which the cost (labor and materials) of all Tenant’s Work exceeds Tenant’s Allowance (the “Excess Costs”). Tenant shall pay 50% of the Excess Costs to Landlord’s Manager in trust prior to commencement of Tenant’s Work, which payments shall be applied by Landlord’s Manager to the payment of the Excess Costs at such time as Tenant has paid 50% of the Excess Costs from its own funds in accordance with the monthly statements to be delivered by Landlord’s Manager to Tenant pursuant to this Section 2.02. Tenant’s Contractor shall not commence Tenant’s Work without payment in trust to Landlord’s Manager of 50% of the Excess Costs. Landlord’s Manager shall submit monthly statements of Excess Costs incurred to Tenant, which statements shall reflect Tenant’s prorata portion of such statement. Tenant shall promptly pay Tenant’s prorata portion of such statement, with the final payment to be due on or before Tenant occupies the Premises. Tenant agrees that in the event of default of payment thereof, Landlord (in addition to all other remedies) shall have the same rights as in the event of default of payment of Rent under this Lease.

2.03. If there are any changes in the Leasehold Improvements caused by Tenant from the work as reflected in the final Plans and Specifications, each such change must receive the prior written approval of the Landlord, and, in the event of any such approved change in the Plans and Specifications, drawings, Tenant shall, upon completion of the Tenant’s Work, furnish Landlord with an accurate “as-built” plan of the Tenant’s Work as constructed, which plans shall be incorporated in to this Exhibit C by this reference for all intents and purposes when said plans are fully completed.

2.04. All design, construction and installation shall conform to the requirements of applicable building, plumbing and electrical codes, requirements of governmental laws, including the Americans with Disabilities Act, and the requirements of any authority having jurisdiction over, or with respect to, such work.

2.05. Tenant acknowledges that the Premises shall be delivered to Tenant’s Contractor in “as is” Base Premises Condition. Landlord, at its expense, shall provide common area corridors and lobby finishes in elevator lobbies and provide Building Standard restrooms on all multi-tenant floors included within the Premises.

2.06. Tenant shall not be charged for the use of elevators or utilities prior to the Commencement Date during the period of the construction of Tenant’s Work and Tenant's relocation to the Premises.

ARTICLE 3

TENANT’S ALLOWANCE

3.01. Landlord hereby grants Tenant an allowance equal to $2,178,000.00 (“Tenant’s Allowance”) to be used towards the cost of Tenant’s Work for the Premises and Tenant’s costs associated with its relocation to the Premises. In the event that the full amount of Tenant’s Allowance is not expended on the costs of Space Planner, the cost of Tenant’s Work and Tenant’s costs associated with its relocation to the Premises, Tenant may apply any remaining monies against Base Rent to be due under the Lease. Landlord agrees to reimburse Tenant for costs incurred by Tenant in connection with the construction of the Leasehold Improvements and other costs for which Tenant’s Allowance may be used pursuant to this Article 3, within twenty-five (25) days following Landlord’s receipt of invoices detailing such costs accompanied by paid receipts for such costs and partial lien waivers from Tenant’s Contractor and its subcontractors.

ARTICLE 4

COMMENCEMENT OF RENT

4.01. Tenant’s obligation for the payment of the Rent under this Lease for the Premises shall commence in accordance with Section 3.02 of the Lease; provided, however, that if Landlord’s Manager serves as construction manager pursuant to this Exhibit C and such substantial completion is delayed as a result of: (a) Tenant’s failure to cause all the Plans and Specifications to be prepared by Space Planner as required by Section 2.01 of this Exhibit C, (b) Tenant’s changes in any Plans and Specifications after Landlord’s approval thereof, (c) Tenant’s request for materials, finishes or installations other than Building Standard, (d) Tenant’s disapproval, or failure to approve, the Tenant Expenditure Authorization as required by Section 2.01 of this Exhibit C. or (e) Tenant’s failure to timely pay the 50% portion of costs in excess of Tenant’s Allowance as required pursuant to Section 2.02 of this Exhibit C, then Tenant’s obligation to pay Rent under this lease shall be accelerated by the number of days of such Tenant Delay (herein so called).

C

ATTACHMENT 1

TO EXHIBIT C

BASE PREMISES CONDITION

“Base Premises Condition” shall mean the condition of the Premises completed with the following improvements:

1.	Premises dried in and weather tight.

2.	Core walls on each floor on which the Premises are located completed to Building Standard condition.

3.	Broom clean unfinished concrete floors throughout the Premises, completed to a tolerance of 1/4 inch per 10 feet.

4.	Building Standard ceiling grid system installed and 2 foot by 4 foot ceiling tile stacked on the floor.

5.	110 Volt 20 Amp power supplied to the Building core, at panels in the electrical closet.

6.	Exterior main heating, ventilating, and air conditioning ducts completed to the mixing boxes.

7.	Sprinkler risers and main loop on each floor with sprinkler heads turned up at ratio of 1 per 225 usable square feet.

8.	Building Standard smoke detectors in accordance with applicable shell building codes.

9.	Building Standard lights, stacked on the floor, at a ratio of 1 per 100 usable square feet.

10.	Shell building, exit lights and fire alarms installed.

11.	Sound insulation at core.

12.	Access to core to domestic cold water, waste and vent systems.

13.	Building Standard telephone closets and telephone boards installed one (1) per each floor and finished in sheetrock.

Attachment 1

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EXHIBIT D

FORM OF COMMENCEMENT NOTICE

This Commencement Notice is delivered this          day of                     , 19    , by Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”), to                      (“Tenant”), pursuant to the provisions of Section 3.03 of that certain Lease Agreement (the “Lease”) dated                     , 19    , by and between Landlord and Tenant covering certain space in the Building known as                     . All terms used herein with their initial letter capitalized shall have the meaning assigned to such terms in the Lease.

W I T N E S S E T H:

1. The Building, the Premises, the Parking Facilities, and all other improvements required to be constructed and furnished by Landlord in accordance with the terms of the Lease have been satisfactorily completed by the Landlord and accepted by the Tenant.

2. The Premises have been delivered to, and accepted by, the Tenant, subject to the completion of “punch list” items.

3. The Commencement Date of the Lease is the          day of                     , 19    , and the Expiration Date is the          day of                     , 20    .

4. The Premises consist of              square feet of Net Rentable Area located on the              floor of the Building.

5. The Base Rent is $              per annum and Tenant’s Operating Costs Payment is $              per annum, payable in monthly installments of $             , subject, however, to the provisions of the Lease relating to adjustments of Tenant’s Operating Costs Payment beginning on January 1, 2001.

6. Remittance of the foregoing payments shall be made on the first day of each month in accordance with the terms and conditions of the Lease at the following address:

Prentiss Properties Acquisition Partners, L.P.

3890 W. Northwest Highway, Suite 400

Dallas, Texas 75220

IN WITNESS WHEREOF, this instrument has been duly executed by Landlord as of the date first written above.

LANDLORD:

Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership,

By:	Prentiss Properties I, Inc., an Delaware corporation, general partner

By:
Name:
Title:

By:
Name:
Title:

D

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EXHIBIT E

CLEANING SPECIFICATIONS

DESCRIPTION OF SERVICES AND CLEANING SPECIFICATIONS

I.	DEFINITIONS

The following terms as used in this Exhibit shall have the meanings ascribed below:

(a)	Outside Corridors: shall mean corridor areas outside of tenant enclosed premises which provide access to outside corridors.

(b)	Elevator lobbies: shall mean the floor area immediately adjacent to elevator entrances and providing access to outside corridors.

(c)	Elevators: shall include all elevator entrances, door frames, doors, door tracts, sills, cabs and all fixtures, saddles and floors.

(d)	Resilient flooring: shall mean vinyl, vinyl composition and asphalt tile floors.

(e)	Floor maintenance: shall mean scrubbing, stripping, waxing and buffing of floors.

(f)	High dusting: shall mean dusting of all horizontal and vertical surfaces not cleaned during regular nightly cleaning, including all air diffusers and the backs of fixture lenses, but excluding ceilings.

(g)	As required: shall mean the requirements of Manager or Owner to maintain optimum level of cleanliness and/or appearance at all times.

(h)	Cleaning Company: shall mean the company or organization with which Building Owner has contracted to perform cleaning services for the Building.

(i)	Contract: shall mean the contract between the Building Owner and the Cleaning Company outlining the services to be performed by the Cleaning Company.

(j)	Property Manager: shall mean the person or entity designated by the Manager or Owner for general management of the Building.

II.	GENERAL

(a)	Schedule - All nightly cleaning services shall be performed five (5) nights per week, Monday through Friday. No nightly services (except required make-up work) need be performed on Saturday, Sunday or legal holidays, unless directed by the Property Manager. Nightly cleaning operations will commence at 6:00 PM Janitorial personnel are not to enter tenant suites or rest rooms on tenant floors before 6:00 PM unless agreed to in writing by the Property Manager.

(b)	Personnel - Cleaning Company shall employ only persons skilled and trained in the work assigned to them. Subject to any contractual agreements and applicable law, Cleaning Company shall promptly furnish qualified substitute personnel for any personnel that, in the sole opinion of the Property Manager, are unsatisfactory. All of Cleaning Company’s personnel shall be bonded, and Cleaning Company shall pay, on or before the due date therefore, all wages, payroll taxes and insurance, and all payments required by contracts which may govern Cleaning Company’s personnel.

(c)	Staffing Requirement

1.	Cleaning Company agrees to provide sufficient personnel of Cleaning Company (the “Staff”) to achieve and maintain the required optimum level of cleanliness in connection with performing the Services. Cleaning Company shall furnish to the Property Manager a written schedule for each position used in cleaning the Premises, indicating coverage by hours for each day shift. Cleaning Company’s proposed Staff at full occupancy shall be the minimum number of personnel supplied by Cleaning Company under such conditions. Reduction in Staff shall be accomplished in a manner proportionate to reduction in Building occupancy and use, and shall be subject to the Property Manager’s prior written approval. No allowances will be granted to compensate for additional personnel required to satisfy the optimum cleaning requirement of the Contract.

2.	In addition to the Staff, Cleaning Company will provide one (1) English speaking Day Porter (the “Day Staff”) to perform such duties as instructed by the Property Manager. The Staff will perform such duties on the days of Monday through Friday between the hours of 8:00 AM and 4:00 PM. These duties are more fully described in Section IX- Day Services - Porters and Matrons, below.

3.	In addition to the Staff, Cleaning Company will provide competent supervisory personnel (the “Supervisor(s)”), who will oversee the Staff and will provide all reports required by Manager. Supervision staffing levels shall be as follows:

(a)	One (1) Supervisor(s) whose job duties will be limited to supervising the Staff. The Supervisor(s) shall not perform the janitorial services set forth herein and will not be

Exhibit E

calculated in the number of square feet cleaned per hour (this position is a “non-working” position) except as required from time to time in connection with the training of the Staff. The supervisor(s) shall not leave the Premises until all work is completed by the Staff during any given shift. The duties of the Supervisor(s) shall include, but are not limited to, ensuring that:

(1)	each shift is cleaning the Premises to specifications in accordance with the Contract;

(2)	periodic schedules are being carried out;

(3)	special request items, “Pass-Downs”, and other special cleaning concerns are attended to;

(4)	shift workers are in uniform with proper identification;

(5)	all necessary safety and crime prevention precautions are adhered to by the Staff;

(6)	doors and lights are secured, as directed by the Property Manager,

(7)	the Staff equipment and supplies are in adequate supply, in good condition, and neat in appearance;

(8)	that care is taken by the Staff to avoid damage to building and/or tenant possessions and/or furniture; and

(9)	the Property Manager receives immediate notice of all accidents, incidents and/or damage reports.

4.	In addition to the Staff and Supervisor(s), Cleaning Company shall maintain and show evidence of an adequate management level supervisory staff (the cost of which shall not be a Reimbursable Expense) who shall make periodic scheduled and unscheduled visits to the Premises, both during building operating hours and when nightly cleaning services are being performed. The purpose of such visits is to ensure an optimum level of cleanliness and proper communication is being maintained with Manager.

5.	In addition to the Staff and Supervisor(s), Cleaning Company shall maintain and show evidence of an adequate level of back-up janitorial and supervisory personnel who will be able to immediately provide necessary services which may arise as the result of a flood, fire, earthquake, natural or man-made disasters, or any other emergency. Cleaning Company will provide the Property Manager with home, office and beeper telephone numbers of at least three (3) management level employees of Cleaning Company who are authorized to dispatch to the Premises additional personnel of Cleaning Company in the event of an emergency, and who can be contacted twenty-four (24) hours per day, seven (7) days per week, in the event of an emergency. Cleaning Company will notify the Property Manager of any changes to such telephone numbers.

(d)	Supplies and Equipment

1.	Manager or Owner shall provide Cleaning Company with such storage facilities and staging areas for its performance of services hereunder as may be mutually agreed upon by Property Manager and Cleaning Company in writing. In no event shall Manager, Owner nor Property Manager be responsible for any off-site warehousing cost or the Cleaning Company’s off-site overhead costs.

2.	All materials, parts, supplies and the like shall at all times be neatly stored at approved locations within the Premises in storage, cabinets or shelves. Equipment shall be kept in a neatly arranged condition at locations designated by the Property Manager. Cleaning Company shall at all times maintain Cleaning Company’s own areas (staging area, storage areas, janitor closets, mop sink areas, etc.) in a highly organized and clean condition including but not limited to performing dusting, sweeping vacuuming, dust mopping, waxing or painting (where appropriate) of any other cleaning requirements thereto as may be established by the Property Manager from time to time. Cleaning Company shall at all times keep any and all flammable products in locations and containers approved by Manager.

3.	Cleaning Company agrees that all cleaning materials used on the Premises will be certified biodegradable and will return to their natural state within fifteen (15) days after entering the sewages system. Cleaning Company will abide by any and all State and Federal environmental protection regulations existing or hereafter enacted during the Term of the Contract with respect thereto.

4.	Property Manager may require Cleaning Company to furnish date and/or samples of chemicals or cleaning agents which Cleaning Company is using or intends to use on the Premises. Manager, Owner and/or Property Manager, at their sole discretion, may prohibit use of any such chemical or cleaning agent and Cleaning Company will be required to provide an alternative chemical or agent which is acceptable.

Exhibit E

(e)	Security and Incident Reporting - While cleaning the tenant spaces, Cleaning Company’s personnel will work behind locked doors and will not admit anyone into such spaces, except for Cleaning Company’s authorized personnel, Property Manager’s personnel or tenants having their own key to the suite entry door. The only exception to the above is if a tenant’s personnel is still present and instructs Cleaning Company’s personnel to leave door(s) unlocked. Upon completion of nightly cleaning operations, all lights will be turned off and the door(s) checked again to insure they are locked. The Property Manager, building engineering personnel or building security personnel will be notified of any incidents or irregularities witnessed or discerned by the Staff. The Staff will be required to sign into and out of the Building when beginning or ending shifts and when leaving the Premises for any reason in the middle of the work shift.

(f)	Periodic Cleaning Schedules and Reports - A Monthly schedule of periodic cleaning tasks is to be provided in writing to the Property Manager by Cleaning Company on or before the first work day of each month. Additionally, within 10 calendar days of the end of a month, Cleaning Company shall furnish a report to the Property Manager which assesses Cleaning Company’s compliance in completing periodic maintenance tasks as described in said schedule for the prior month and, if not complete, outline the means by which contractor will complete the work and its anticipated completion date.

III.	DETAILED SPECIFICATIONS - NIGHTLY CLEANING

(a)	It is the intent of these specifications that Cleaning Company will maintain the Premises at an optimum level of cleanliness at all times. These specifications, therefore, shall be a guide for, rather than a limitation to the Services required to effectively maintain the Premises in accordance with the Contract. If the Property Manager consider the level of cleanliness at any time to be unacceptable, then Cleaning Company shall be required to effect prompt action to overcome such unacceptable condition(s) and any additional cost resulting from such action shall be borne solely by Cleaning Company.

(b)	It is understood that the words “adequate,” “necessary,” “needed,” or “required” as indicated herein shall be construed herein to mean “as determined by Manager, Owner or Property Manager.”

Entire Complex - with regard to the entire Premises, Cleaning Company, through the Staff, shall nightly as required by Article II above:

(a)	Secure all lighting as soon as possible and illuminate only the immediate work area as required.

(b)	Dust mop using a treated mop to remove all loose dirt or sweep all hard surface floors, including tenant spaces, entrance foyers and vestibules, and all public areas, including building corridors; sweep all stone, ceramic tile, marble, terrazzo, asphalt, tile, linoleum, rubber, vinyl and other types of flooring, to ensure dust-free floors, with special attention given to hard-to-reach areas such as edges, niches, and areas behind doors. The floor when dry, will be even in appearance and show no streaking from cleaning efforts. If rain mats are in use because of inclement weather, they will be vacuumed and spot cleaned as necessary. All finished hard surface floors must be maintained nightly to eliminate scratches or marks caused by shoes, etc. finished floors will be buffed and/or spray buffed and/or refinished as necessary to maintain a freshly waxed and buffed appearance.

(c)	Wash all ceramic tile, marble, terrazzo, or all hard surface flooring in the entrance foyers of the Building.

(d)	Vacuum all carpeted areas and rugs, moving light furniture other than desks and file cabinets. Spot-clean carpets and rugs as necessary. Shampoo carpets as necessary to maintain spot-free appearance. Particular attention shall be given to vacuuming under desks.

(e)	Sweep stairways and landings and wash as necessary; vacuum carpeted stairways, and dust all handrails, balustrades, and stringers as necessary.

(f)	If carpeted, vacuum carpets of all public corridors nightly.

(g)	If resilient tile, clean and spray buff wax floors of all public corridors and tenant areas so as to maintain a highly polished surface.

(h)	Mop up and wash floors for spills, smears and foot tracks throughout, including tenant spaces as needed, and wash floors in general as required.

(i)	Clean and sanitize, utilizing a non-abrasive cleaner, all water fountains and water coolers, emptying waste water as needed

(j)	Remove from all wastebaskets, trash barrels, ashtrays or other trash receptacles all trash from the Premises and deposit it in the designated dumpster or recycle compactor. Trash liners will be replaced nightly.

(k)	Clean all wastepaper baskets and disposal receptacles, and wash all ashtrays, waste cans, and any other trash receptacles (damp dusting as necessary).

(l)	All doors, jambs, walls and window mullions and glass partitions will be spot-cleaned using only clean water or mild cleansing solution to remove streaks, smudges, finger-marks and spills. If a cleaning solution is used, the wall will be rinsed with clear water. No abrasive cleaners of any kind or cleaning solutions containing bleach will be used without first obtaining written permission form the Property Manager.

(m)	Police all interior planters, remove debris and spot clean exterior surfaces as necessary.

Exhibit E

(n)	Brush/vacuum all upholstered furniture as necessary.

(o)	Replace all furniture and/or accessories to their original positions if moved to accommodate cleaning.

(p)	Clean all cigarette urns and replace sand or water in ashtrays as necessary.

(q)	Dust and wipe clean all furniture, fixtures, shelving, desk equipment, telephones, cabinets and map boards, and clean all glass tables and desk tops with impregnated cloths as needed. Dust only those areas which are clear of papers and files. Cleaning Company will be responsible to clean the underside of removable glass tops for conference tables and other miscellaneous furniture.

(r)	Clean and sanitize all telephone receivers.

(s)	Wash and remove with a non-abrasive cleaner all finger marks, smudges, scuff marks, ink stains, gum or foreign matter from glass desk tops, glass table tops, glass entrances, areas around light switches, private entrances to offices and elevator doors, glass directory boards, metal partitions, and other marks on walls, window sills, and other similar surfaces, and glass table cabinets, as required. All items are to be left in a bright condition free of streaks and dust.

(t)	Wipe clean, polish, as needed, all brass, stainless steel, and bright work, using a non-acid polish to a bright condition free of dust and streaks.

(u)	Clean all chalkboards/message boards and/or trays except where written text has not been erased by tenants of the Building.

Lavatories and Rest Rooms - with regard to the lavatories and restrooms, Cleaning Company, through the Staff, shall nightly as required by Article II above:

(a)	Sweep, rinse, scrub and/or wash and dry all flooring with approved germicidal detergent solution, containing no deodorants, to remove all spills, smears, scuff marks and foot tracks.

(b)	Wash and polish all mirrors, powder shelves, bright work, stall partitions, and enamel surfaces, including flushometers, piping, toilet seat hinges, and all metal. Cleaning Company shall use only non-abrasive and non-acidic material to avoid damage and deterioration to metal fixtures.

(c)	Scour, wash and disinfect all basins, bowls and urinals with approved germicidal detergent solution free of any deodorants, including tile walls near urinals. Remove stains as necessary and clean underside of urinals and bowls. Special care must be taken to inspect and clean areas of difficult access such as the underside of toilet bowls and urinals to prevent build up of calcium and iron oxide deposits.

(d)	Wash both sides of all toilet seats with approved germicidal detergent solutions and wipe dry.

(e)	Disinfect, damp-wipe and wash all partitions, enamel surfaces, tile walls, dispensers, doors and receptacles.

(f)	Damp-wipe with germicidal solution free of any deodorants urinal modesty screens. Surfaces are to dry with a uniform appearance free of any streaks or smudges.

(g)	All rest room doors will be damp-wiped to remove any hand marks from door and door hardware.

(h)	Scour, wash and disinfect all private basins in all tenant suites throughout the Building.

(i)	Empty and sanitize paper towel and sanitary napkin disposal receptacles.

(j)	Remove wastepaper and refuse, including soiled sanitary napkins, to designated area in the building, and dispose of same. All wastepaper receptacles to be thoroughly cleaned, sanitized and new liners installed.

(k)	If applicable, wash and wax all resilient tile floors in toilet/powder rooms, or vacuum if carpeted.

(l)	Fill and maintain mechanical operation of all toilet tissue holders, and dispensers, towel dispensers, and sanitary napkin vending dispensers. The filling of such receptacles to be in such quantity as to last the entire business day wherever possible. Care should be taken to inspect dispensing fixtures to insure they are working properly. Any deficiencies shall be reported to the Property Manager immediately.

(m)	Keep lavatories thoroughly clean and do not use a disinfectant to mask odors. If disinfectant is necessary, an odorless disinfectant shall be used only upon prior approval by the Property Manager.

(n)	Report to the night supervisor as designated by the Property Manager any broken, damaged or improper functioning of any mechanical or plumbing device, including burned-out bulbs and fluorescent tubes.

(o)	Use only non-abrasive cleaners to avoid removing the finish of ceramic or metal fixtures.

Office Floors, Entrance Lobbies, Elevator Lobbies, and Outdoor Corridors - with regard to office floors, entrance lobbies, elevator lobbies and outdoor corridors Cleaning Company, through the Staff, shall nightly as required by Article II above:

(a)	Keep entrance ways, lobbies, and outside corridors properly maintained and clean and presentable at all times, in keeping with the standards of a first-class office building.

Exhibit E

(b)	Sweep and wash flooring and vacuum carpeting, if applicable.

(c)	Clean all cigarette urns and replace sand or water as necessary; such materials to be furnished by Cleaning Company.

(d)	Wash flooring, including mats, where applicable.

(e)	Pick up and put out rain mats when necessary, making sure that they are clean at all times.

(f)	Clean entrance door glass.

(g)	Clean telephone booths and storage rooms.

(h)	Clean mail depository and lobby directories, including glass, if applicable.

(i)	Dust and polish all surfaces, using methods that will retain and protect original finishes.

Elevators - With regard to the Elevators, Cleaning Company, through the Staff, shall nightly as required by Article II above:

(a)	Remove all marks, streams and smudges from all interior and exterior surfaces, including ceiling lenses, walls, handrails, doors, jambs and call plates by wiping with a clean water-dampened cloth and wiping with a clean dry cloth. Cleaning Company will be held responsible for any damage to existing metal sealant due to unauthorized treatment.

(b)	Dust and rub down elevator doors, walls, metal work and saddles in elevator cabs; vacuum elevator saddles and door tracks using a vacuum crevice attachment.

(c)	Dust bulbs, fixtures and diffusers as required to meet the requirements of the Contract.

(d)	Maintain metal work throughout, including elevator cabs, by cleaning and polishing as necessary. It is also understood that Property Manager, at Owner’s expense, will schedule a program to maintain metal.

(e)	Thoroughly clean/polish all interior and exterior surfaces. Steel wool clean all thresholds, including the area beyond the door edges and thoroughly clean all step treads, combs and cover plates at landings.

(f)	At least monthly, wipe clean entire cab ceiling, including lamps and fixtures. Shampoo cab carpeting, machine scrub and refinish as appropriate, any hard surface flooring.

(g)	Treat and polish all wood and synthetic paneling in the elevator cabs as necessary.

(h)	Maintain floors in elevator cabs as needed and clean thoroughly. Special care is to be taken to clean corners, crevices and along edges. If carpeted, remove soluble spots which safely respond to standard spot removal procedure without risk of injury to color of fabric. Cabs to be vacuumed nightly. Remove all chewing gum on floors, walls and rails.

Entrance Lobbies and Public Areas - with regard to entrance lobbies and public areas, Cleaning Company, through the staff, shall nightly as required by Article II above:

(a)	Sweep and wash floors and vacuum carpeting, if applicable.

(b)	Sweep, vacuum, and spot clean all rubber mats, shampooing as needed.

(c)	Clean all cigarette urns and replace sand or water as necessary.

(d)	Pick up and put out rain mats as necessary, making sure that they are kept clean at all times during storage. Area for storage to be designated by the Property Manager. Mats are to be stored horizontally.

(e)	Clean all entrance door glass, including building directory glass, inside and outside.

(f)	Clean all public telephone areas thoroughly.

Sidewalks and Plaza - Cleaning Company shall, through the Staff, police (including minor sweeping as necessary) all sidewalks and plaza areas in complex.

Parking Garage and Garage Elevator - Empty all trash containers and cigarette ash receptacles. Replace liners in trash receptacles. Sweep elevator landings. Clean debris from stairways and clean stair railings. Clean outside elevator cab doors and elevator cab interior metal, wood and carpet. Clean elevator tracks.

IV.	DETAILED SPECIFICATIONS - PERIODIC CLEANING

Entire Complex - with regard to the entire Premises, Cleaning Company shall, through the Staff, shall:

(a)	Strip and wax floors as needed.

(b)	Clean lights, globes, diffusers and fixtures as required.

Exhibit E

(c)	Dust down and damp wipe lobby and exit stairway walls as required, but not less than once per month.

(e)	Rub down metal and other high-level bright work as required.

(f)	High dusting - See Article VI below.

(g)	Floor maintenance - See Article VII below.

Lavatories and Rest Rooms - with regard to the lavatories and restrooms, Cleaning Company, through the Staff, shall:

(a)	Scrub, wash and polish all partitions, tile walls and enamel surfaces from ceiling to floor as required, but not less than once each week using the proper germicidal detergent solution.

(b)	Wash all lighting fixtures as required. Do all high dusting as needed to maintain dust-free restroom stall partitions.

(c)	Clean and disinfect all floor drains as required. No acids shall be permitted unless instructed by Owner.

(d)	Machine scrub flooring as required with approved germicidal detergent solution.

Entrance Lobbies and Public Areas - with regard to the entrance lobbies and public areas, Cleaning Company through the Staff shall:

(a)	Clean light fixtures (including globes), diffusers and other fixtures as required to maintain a first-class appearance.

(b)	Remove hand marks from lobby and stairway walls as required.

(c)	Daily sweep and mop entire building trash area with a germicidal detergent solution as required.

(d)	Machine scrub entire trash area and thoroughly rinse at least weekly.

(e)	Clean and polish metal and other miscellaneous high-level bright work as required.

V.	MISCELLANEOUS PERIODIC CLEANING

The following Miscellaneous periodic cleaning shall be performed by Cleaning Company, through Staff, as required unless otherwise specified, but not less than once each week or as hereinafter provided:

Office Areas and Corridors

(a)	Sweep all building stairways and dust rails and fire equipment. Mop as required.

(b)	Wipe clean and polish all aluminum, chrome, stainless steel, brass and other metal work, including trim and hardware, as required, using non-acid polish.

(c)	Check elevators, stairways, office and utility doors on all floors for general cleanliness as required, removing fingerprints, smudges, and other marks. Clean exterior of all elevator doors of the Building as required.

(d)	If carpeted, remove spots and thoroughly clean all carpets in public corridors as required.

(e)	Clean and sweep all vacant areas of the Premises at least once per week.

(f)	Clean all glass entrance doors as required.

(g)	Once per week, dust and wash all door louvers and other ventilating louvers within reach.

(h)	Wash and remove all finger marks, ink stains, smudges, scuff marks and other marks from metal partitions, sills, and all vertical surfaces, as required.

(i)	All granite and/or travertine walls, elevator, stairway, office and utility doors to be washed as required, using water or approved cleanser.

(j)	Dust and clean all baseboards, and any other fixtures or fittings in public corridors, as required, but not less than once each week.

VI.	HIGH DUSTING

Cleaning Company shall perform, through the Staff, all high dusting weekly unless otherwise specified, including without limitation the following:

Office Areas

(a)	Vacuum and dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning. Damp dust as required.

Exhibit E

(b)	Vacuum and dust all vertical surfaces such as walls, partitions, doors, bucks and ventilating louvers, grilles, high moldings, and other surfaces not reached in nightly cleaning.

(c)	Dust monthly all overhead pipes, sprinklers, ventilating and air conditioning louvers, ducts, high moldings and other high areas not reached in nightly cleaning.

(d)	Dust all Venetian blinds and window frames as needed, including those behind furniture.

(e)	Dust exteriors of lighting fixtures.

(f)	Vacuum and dust ceiling tiles around ventilators and clean air conditioning diffusers weekly.

Public Areas

(a)	Thoroughly dust transoms and ledges high and low.

VII.	FLOOR MAINTENANCE - TENANT AREAS

(a)	All tenant resilient tile flooring will be waxed nightly or as necessary to maintain a highly polished surface, and strip wax build-up and buff as needed. Spray-buff lobbies, corridors and hallways in tenant areas nightly. Cleaning Company shall remove all ground-in heel marks and similar type scuffs and stains using a low alkaline, non-injurious detergent for floor waxing operations.

(b)	All carpeted floor areas will be vacuumed as necessary with portable vacuums in areas which are not accessible with standard floor vacuums but are easily visible to occupants (e.g. desk well, areas around planters and spaces between furniture).

(c)	All carpeted floors will be vacuumed bi-monthly using a pile lifter to remove embedded dirt and to restore pile to uniform upright condition. Heavy traffic areas may require pile lifting more often, to maintain a presentable carpet condition. All carpet edges will be vacuumed with an edging attachment.

(d)	Complete floor maintenance and initial waxing shall be provided prior to move-in of all new tenants.

(e)	A non-staining polymer floor finish that provided a high degree of slip prevention shall be used in all floor maintenance work.

(f)	All wax spills and splashes will be removed from baseboards, door jambs and walls.

VIII.	BUILDING METAL AND MASONRY

(a)	Interior and exterior metal work, granite, masonry, store fronts (if required to be maintained by Owner), and building foyer entrances (including floor), if applicable, will be kept in clean condition. Such poultice cleaning of masonry, as needed, will be performed by Cleaning Company.

(b)	Clean all exterior metal required to be maintained by Owner, whether store or otherwise.

(c)	Inspect nightly the building’s facade and other areas of the exterior facade for graffiti, spills, smudges, and, if found, clean with appropriate materials. Any spill, smudge or graffiti that cannot be cleaned thoroughly should be reported to the Property Manager.

(d)	Inspections of sidewalks and related areas will be made daily and any spills will be cleaned with a sponge and appropriate cleaning material.

IX.	DAY SERVICES - PORTERS AND MATRONS

Duties of Day Porters and/or Matrons: Day porters and/or matrons shall be assigned to perform the following services and any additional duties as directed by the Property Manager:

1.	Police entire lobby areas and plaza.

2.	Police and maintain escalators and elevator cabs, including floors, as required. If carpeted, floors in elevator cabs to be vacuumed and spots to be removed, as required.

3.	Police men’s and women’s lavatories on all floors, keeping them in clean condition, as required, but not less than two (2) times a day, morning and afternoon. Check and fill, as necessary, all toilet tissue, towel, sanitary napkin and soap dispensers.

4.	Clean shower areas so that they are kept in a clean condition at all times.

5.	Police all vacant suites scheduled by the Property Manager, vacuum as necessary.

6.	Service tenant areas not accessible to night cleaning crew as scheduled by the Property Manager.

Exhibit E

7.	Police (including minor sweeping as necessary) all entrance sidewalks and plaza areas of the complex each day as required.

8.	Set out rain mats on rainy days; keep in clean condition. Mats are to be stored horizontally.

9.	Keep entrance door glass and frames in clean condition.

10.	Clean and polish standpipes and sprinkler Siamese connections as necessary.

11.	As directed by the Property Manager, equipment rooms, fan rooms and other utility rooms shall be swept regularly, and mopped and waxed as required.

12.	Clean basement corridors and utility areas, including floors, walls, ceilings, fixtures, and other areas. All such areas shall be kept in clean condition to the satisfaction of the Property Manager.

13.	Clean all trash enclosures of debris about the trash containers. Sweep daily or as needed to maintain a neat appearance.

14.	There will be a constant surveillance of public areas to ensure cleanliness.

15.	Perform special cleaning needs of individual tenants as directed by the Property Manager.

16.	Check and fill as necessary any sanitary napkin and/or tampon dispensers, and collect coins from sanitary napkin dispensers in all ladies lavatories and turn into the Property Manager when collected.

X.	OTHER

(a)	Upon completion of the nightly duties, the Supervisor(s) will ensure that all offices have been cleaned and left in a neat and orderly condition, all lights have been turned off and all doors locked.

(b)	All Staff will be responsible for reporting to their respective Supervisor (who will in turn notify the management office by the following business day) of any item requiring the attention of the building engineering personnel including but not limited to burned out lights, malfunctioning door hardware, plumbing problems, broken electrical receptacles, etc.

(c)	On request, Cleaning Company shall perform an initial cleaning of all new and reconstructed space prior to tenant occupancy. In such initial cleaning, Cleaning Company shall:

1.	Remove all foreign materials such as sealants, from all surfaces such as floors, metal enclosures, windows, window and door frames, partitions.

2.	Vacuum clean peripheral air conditioning units and their enclosures.

3.	Clean and wash all mechanical areas of the Premises as required.

4.	Remove to a designated area all debris and packing materials generated after general contractor performs his final cleaning.

5.	Wash and wax resilient flooring prior to initial occupancy and retouch after move in.

6.	Shampoo carpet prior to initial occupancy or when needed (after clean-up by construction personnel), and retouch after move in.

7.	Provide initial cleaning of ceramic tile.

8.	Provide initial interior cleaning of all partition glass.

9.	Vacuum clean all carpeted areas.

10.	Clean up all toilets.

(d)	Upon notice from Property Manager or as needed to maintain cleanliness, Cleaning Company shall clean carpet within tenant suites in the manner specified by Property Manager (soil extraction, rotary, spin bonnet or any other method developed by the industry) consistent with carpet manufacturer recommendations.

(e)	Upon notice from Manager, Cleaning Company shall clean all interior windows and frames and exterior windows, spandrels and frames for additional consideration at the rates established in a separate schedule in the Contract.

(f)	Cleaning Company may be authorized or required to perform exceptional work not herein specified or construed. Such exceptional work shall be performed pursuant to all other terms and conditions of the Contract except for additional consideration as may be negotiated between Cleaning Company and Manager based upon the applicable rate schedule established in the Contract.

Exhibit E

EXHIBIT F

BUILDING SIGN LOCATION

VIGNETTE SIGN
BUILDING C
BUILDING D

PRENTISS PROPERTIES

TENANT SIGN REGULATIONS

IV BARTON SKYWAY

BUILDING PLAN

architects mal merriman associates

4'-0"
26'-0"
3'-4"
2'-8"
SIGN REGULATIONS
1. LOGOS, IF ANY MUST FIT WITHIN THIS BOX AS INDICATED
2. TENANT SIGNS MUST FIT WITHIN THE SHADED PORTION AS INDICATED

PRENTISS PROPERTIES

TENANT SIGN REGULATIONS

IV BARTON SKYWAY

ELEVATION 1

architects mal merriman associates

Exhibit F

RIDER NO. 1

RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed by tenants or their officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises and for going from one part of the Building to another part of the Building.

2. Plumbing fixtures and appliances shall be used only for the purpose for which constructed, and no sweepings, rubbish, rags, or other unsuitable material shall be thrown or placed therein. The cost of repairing any stoppage or damage resulting to any such fixtures or appliances from misuse on the part of a tenant or such tenant’s officers, agents, servants, and employees shall be paid by such tenant.

3. No signs, posters, advertisements, or notices shall be painted or affixed on any of the windows or doors, or other part of the Building, except of such color, size, and style, and in such places, as shall be first approved in writing by the building manager. No nails, hooks, or screws shall be driven into or inserted in any part of the Building, except by Building maintenance personnel.

4. Directories will be placed by Landlord, at Landlord’s own expense, in the lobby of the Building. No other directories shall be permitted.

5. The Premises shall not be used for conducting any barter, trade, or exchange of goods or sale through promotional give-away gimmicks or any business involving the sale of second-hand goods, insurance salvage stock, or fire sale stock, and shall not be used for any auction or pawnshop business, any fire sale, bankruptcy sale, going-out-of- business sale, moving sale, bulk sale, or any other business which, because of merchandising methods or otherwise, would tend to lower the first-class character of the Building.

6. Tenants shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.

7. Tenant shall not place a load upon any floor of the premises which exceeds to floor load per square foot which such floor was designed to carry or which is allowed by applicable building code. Landlord may prescribe the weight and position of all safes and heavy installations which Tenant desires to place in the premises so as properly to distribute the weight thereof. All damage done to the Building by the improper placing of heavy items which overstress the floor will be repaired at the sole expense of the Tenant.

8. A tenant shall notify the building manager when safes or other heavy equipment are to be taken into or out of the Building. Moving of such items shall be done under the supervision of the building manager, after receiving written permission from him/her.

9. Corridor doors, when not in use, shall be kept closed.

10. All deliveries must be made via the service entrance and service elevators during normal business hours or as otherwise directed or scheduled by Landlord. Prior approval must be obtained from Landlord for any deliveries that must be received after normal business hours.

11. Each tenant shall cooperate with building employees in keeping the premises neat and clean.

12. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, animals, or reptiles, or any other creatures, shall be brought into or kept in or about the building.

13. Should a tenant require telegraphic, telephonic, annunciator, or any other communication service, Landlord will direct the electricians and installers where and how the wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct.

14. Tenants shall not make or permit any improper noises in the Building, or otherwise interfere in any way with other tenants or persons having business with them.

15. No equipment of any kind shall be operated on the premises that could in any way annoy any other tenant in the Building without written consent of Landlord.

16. Business machines and mechanical equipment belonging to Tenant which cause noise and/or vibration that may be transmitted to the structure of the Building or to any leased space so as to be objectionable to Landlord or any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, in setting of cork, rubber, or spring type noise and/or vibration eliminators sufficient to eliminate vibration and/or noise.

17. Tenants shall not use or keep in the Building any inflammable or explosive fluid or substance, or any illuminating material, unless it is battery powered, UL approved.

18. Tenants employees or agents, or anyone else who desires to enter the Building after normal business hours, may be required to provide appropriate identification and sign in upon entry, and sign out upon

R-1

leaving, giving the location during such person’s stay and such person’s time of arrival and departure, and shall otherwise comply with any reasonable access control procedures as Landlord may from time to time institute.

19. Landlord has the right to evacuate the Building in event of emergency or catastrophe.

20. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant, before occupying the Premises, shall procure and maintain such license or permit and submit it for Landlord’s inspection. Tenant shall at all times comply with the terms of any such license or permit.

21. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building.

22. Neither Tenant, nor any other person visiting the Building shall be permitted to use tobacco products in the Building, Premises, or the Common Areas.

23. Landlord reserves the right to rescind any of these Rules and Regulations and make such other and further rules and regulations or modifications to these rules and regulations.

RIDER NO. 2

EXTENSION OPTION

Tenant shall have the right to extend the original term of this Lease (the “Original Term”) for one (1) period of five (5) years, (the “Extension Term”), upon and subject to the following terms and conditions:

1. If Tenant so elects to extend the Term for the Extension Term, Tenant shall give written notice thereof to Landlord no later than twelve (12) months prior to the expiration of the Original Term. Following receipt of such written notice by Landlord (but in no event earlier than twelve (12) months prior to the expiration of the Original Term), Landlord and Tenant shall endeavor to agree upon the Fair Market Value Rate (as defined in paragraph 3 hereof) within thirty (30) days after the date of Tenant’s delivery of written notice electing to extend the Term for the Extension Term. If Landlord and Tenant fail to agree upon the Fair Market Value Rate by the expiration of such thirty (30) day period, Tenant’s exercise shall be null and void. If Landlord and Tenant agree upon such Fair Market Value Rate, this Lease, subject to the provisions of this Rider No. 2, shall be automatically extended for the Extension Term with the same force and effect as if the Extension Term had been originally included in the Original Term, upon the same terms and conditions as in this Lease, except that (a) the Base Rent shall be as set forth in paragraph 3 below, and (b) the terms of the Lease relating to Landlord’s obligations to construct leasehold improvements (including Exhibit C) shall be of no force or effect and Tenant shall be deemed to accept the Premises in its “as is” condition, unless Landlord and Tenant mutually agree upon an improvement or refurbishment allowance.

2. Tenant’s right to extend the Term for the Extension Term shall be of no force or effect if either at the time of exercise of the extension option, in question, or at the time of commencement of the Extension Term either (a) an Event of Default then exists, or (b) Tenant (as opposed to any assignee or subtenant) is not in occupancy of at least eighty-five percent (85%) of the original Premises); provided, the number of square feet of Net Rentable Area of the original Premises shall be automatically reduced for such calculation if Landlord exercises its recapture right pursuant to Section 3.06 of this Lease.

3. Base Rent for the Premises shall be an amount equal to the Fair Market Value Rate (as defined below), multiplied by the Net Rentable Area of the Premises. For purposes hereof the “Fair Market Value Rate” means the fair market rental rate per square foot of Net Rentable Area of the Premises (taking into account the “as is” condition of the Premises, the adjustment of Base Year Operating Costs to the calendar year that the Extension Term commences, all rent concessions and inducements), for a comparable lease term to comparable tenants for space of comparable size in comparable buildings with comparable quality of finish out in the Austin, Texas suburban area, but in no event less than the Base Rent and Tenant’s Operating Costs Payment payable during the last month of the Original Term.

4. Upon the exercise by Tenant of its option in respect of the Extension Term, the term “Term”, as otherwise defined and used in the Lease, shall mean the Term, as extended for the Extension Term, and the term “Expiration Date”, as otherwise defined and used in the Lease, shall mean the date of expiration of the Extension Term.

5. Any termination, cancellation or surrender of this Lease shall terminate any right of extension for the Extension Term in respect of the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

6. Time shall be of the essence with respect to the exercise by Tenant of its option under this Rider No. 2.

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RIDER NO. 3

RIGHT OF FIRST OPPORTUNITY

1. If, but only if, Tenant has achieved and maintained a credit rating by Standard & Poor's of “BBB-” or better, Tenant shall have a right of first opportunity with respect to all portions of the Building that have been previously leased and occupied by other tenants (the “Opportunity Space”) which may be “available for rent” (as hereinafter defined), which right of first opportunity shall be on the terms and conditions set forth below in this Rider No. 3. Tenant shall not have any rights under this Rider No. 3 unless and until it has notified Landlord that it has achieved the above-described credit rating and provided evidence of such credit rating.

2. If, during the portion of the Term commencing on the Commencement Date and ending on the date which is thirty-six (36) months prior to the Expiration Date (which Expiration Date shall be extended once Tenant is irrevocably bound to lease the Premises for an Extension Term pursuant to Rider No. 2 to this Lease), any portion of the Opportunity Space becomes “available for rent” and Tenant has achieved and maintained the credit rating described in Paragraph 1 above, Landlord shall notify Tenant of the availability of such Opportunity Space pursuant to a written notice (the “Opportunity Notice”), which Opportunity Notice shall specify the portion of the Building that has become “available for rent”, and the Base Rent per square foot of Net Rentable Area of the Opportunity Space in question which Landlord has determined to be the Fair Market Value Rate (as defined in Rider No. 2) for such Opportunity Space as of the date of the applicable Opportunity Notice. Notwithstanding anything herein to the contrary, Landlord’s determination of the Base Rent as set forth in the applicable Opportunity Notice shall be conclusive and Tenant may not contest Landlord’s determination of such Base Rent for the applicable Opportunity Space. Tenant must elect to lease the Opportunity Space described in an Opportunity Notice within ten (10) days following Tenant’s receipt of such Opportunity Notice, and if Tenant fails to timely elect to lease any Opportunity Space, Tenant shall have no further right with respect to such Opportunity Space pursuant to this Rider No. 3; however, if Landlord leases Opportunity Space described in an Opportunity Notice for which Tenant has elected not to exercise its right of first opportunity and such Opportunity Space subsequently becomes “available for rent” during the period described in the first sentence of this Paragraph 2, Tenant shall have a right of first opportunity with respect to such Opportunity Space pursuant to this Rider No. 3. Tenant agrees that if it exercises its right of first opportunity described in this Rider No. 3 with respect to any Opportunity Space, such exercise shall be irrevocable, and Tenant must lease all of such Opportunity Space subject to such right of first opportunity described in the applicable Opportunity Notice for the Base Rent described therein, in which event Tenant’s Share of Operating Costs shall be adjusted pursuant to Section 5.04 of this Lease and Tenant shall commence payment of Rent with respect to the applicable Opportunity Space as of the date of Landlord's delivery thereof to Tenant. For purposes of this Rider No. 3, Opportunity Space shall be considered “available for rent” if such space has previously been leased by Landlord, and such space either (a) becomes vacant and/or such space is not subject to any expansion option, right of first opportunity or right of first refusal granted to any tenant which has leased space in the Building that was not previously leased and occupied by any tenant, or (b) the tenant leasing such space or having any expansion option, right of first opportunity, right of first refusal or extension option with respect thereto elects not to exercise any such option. Tenant agrees that Landlord may send an Opportunity Notice to Tenant for Opportunity Space at least twelve (12) months prior to the scheduled expiration of the term of a lease for such space if either the tenant thereof notifies Landlord of its intent to vacate such space or there are no remaining extension options in such lease which may thereafter be exercisable by the tenant thereof.

3. Tenant’s shall not have the right to exercise any right of first opportunity pursuant to this Rider No. 3: (a) at any time Tenant (as opposed to any assignee or subtenant other than an assignee or subtenant specifically described in Section 8.03 of this Lease) does not lease and occupy at least eighty-five percent (85%) of the total square footage of Net Rentable Area of the original Premises; provided, the number of square feet of Net Rentable Area of the original Premises shall be automatically reduced for such calculation if Landlord exercises its recapture right pursuant to Section 3.06 of this Lease; (b) an Event of Default has occurred and is outstanding under this Lease; or (c) Tenant does not maintain the credit rating described in Paragraph I above.

4. Except as set forth in this Rider, the leasing of any Opportunity Space shall be upon the same terms and conditions as are applicable to the original Premises (and the Term applicable to the Opportunity Space shall expire on the Expiration Date), other than the provisions of Exhibit C to this Lease.

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RIDER NO. 2

EXTENSION OPTION

Tenant shall have the right to extend the original term of this Lease (the “Original Term”) for one (1) period of five (5) years, (the “Extension Term”), upon and subject to the following terms and conditions:

1. If Tenant so elects to extend the Term for the Extension Term, Tenant shall give written notice thereof to Landlord no later than twelve (12) months prior to the expiration of the Original Term. Following receipt of such written notice by Landlord (but in no event earlier than twelve (12) months prior to the expiration of the Original Term), Landlord and Tenant shall endeavor to agree upon the Fair Market Value Rate (as defined in paragraph 3 hereof) within thirty (30) days after the date of Tenant’s delivery of written notice electing to extend the Term for the Extension Term. If Landlord and Tenant fail to agree upon the Fair Market Value Rate by the expiration of such thirty (30) day period, Tenant’s exercise shall be null and void. If Landlord and Tenant agree upon such Fair Market Value Rate, this Lease, subject to the provisions of this Rider No. 2, shall be automatically extended for the Extension Term with the same force and effect as if the Extension Term had been originally included in the Original Term, upon the same terms and conditions as in this Lease, except that (a) the Base Rent shall be as set forth in paragraph 3 below, and (b) the terms of the Lease relating to Landlord’s obligations to construct leasehold improvements (including Exhibit C) shall be of no force or effect and Tenant shall be deemed to accept the Premises in its “as is” condition, unless Landlord and Tenant mutually agree upon an improvement or refurbishment allowance.

2. Tenant’s right to extend the Term for the Extension Term shall be of no force or effect if either at the time of exercise of the extension option, in question, or at the time of commencement of the Extension Term either (a) an Event of Default then exists, or (b) Tenant (as opposed to any assignee or subtenant) is not in occupancy of at least eighty-five percent (85%) of the original Premises).

3. Base Rent for the Premises shall be an amount equal to the Fair Market Value Rate (as defined below), multiplied by the Net Rentable Area of the Premises. For purposes hereof the “Fair Market Value Rate” means the fair market rental rate per square foot of Net Rentable Area of the Premises (taking into account the “as is” condition of the Premises, the adjustment of Base Year Operating Costs to the calendar year that the Extension Term commences, all rent concessions and inducements), for a comparable lease term to comparable tenants for space of comparable size in comparable buildings with comparable quality of finish out in the Austin, Texas suburban area, but in no event less than the Base Rent and Tenant’s Operating Costs Payment payable during the last month of the Original Term.

4. Upon the exercise by Tenant of its option in respect of the Extension Term, the term “Term”, as otherwise defined and used in the Lease, shall mean the Term, as extended for the Extension Term, and the term “Expiration Date”, as otherwise defined and used in the Lease, shall mean the date of expiration of the Extension Term.

5. Any termination, cancellation or surrender of this Lease shall terminate any right of extension for the Extension Term in respect of the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

6. Time shall be of the essence with respect to the exercise by Tenant of its option under this Rider No. 2.

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RIDER NO. 3

RIGHT OF FIRST OPPORTUNITY

1. If, but only if, Tenant has achieved and maintained a credit rating by Standard & Poor’s of “BBB-” or better, Tenant shall have a right of first opportunity with respect to all portions of the Building that have been previously leased and occupied by other tenants (the “Opportunity Space”) which may be “available for rent” (as hereinafter defined), which right of first opportunity shall be on the terms and conditions set forth below in this Rider No. 3. Tenant shall not have any rights under this Rider No. 3 unless and until it has notified Landlord that it has achieved the above-described credit rating and provided evidence of such credit rating.

2. If, during the portion of the Term commencing on the Commencement Date and ending on the date which is thirty-six (36) months prior to the Expiration Date (which Expiration Date shall be extended once Tenant is irrevocably bound to lease the Premises for an Extension Term pursuant to Rider No. 2 to this Lease), any portion of the Opportunity Space becomes “available for rent” and Tenant has achieved and maintained the credit rating described in Paragraph 1 above, Landlord shall notify Tenant of the availability of such Opportunity Space pursuant to a written notice (the “Opportunity Notice”), which Opportunity Notice shall specify the portion of the Building that has become “available for rent”, and the Base Rent per square foot of Net Rentable Area of the Opportunity Space in question which Landlord has determined to be the Fair Market Value Rate (as defined in Rider No. 2) for such Opportunity Space as of the date of the applicable Opportunity Notice. Notwithstanding anything herein to the contrary, Landlord’s determination of the Base Rent as set forth in the applicable Opportunity Notice shall be conclusive and Tenant may not contest Landlord’s determination of such Base Rent for the applicable Opportunity Space. Tenant must elect to lease the Opportunity Space described in an Opportunity Notice within ten (10) days following Tenant’s receipt of such Opportunity Notice, and if Tenant fails to timely elect to lease any Opportunity Space, Tenant shall have no further right with respect to such Opportunity Space pursuant to this Rider No. 3; however, if Landlord leases Opportunity Space described in an Opportunity Notice for which Tenant has elected not to exercise its right of first opportunity and such Opportunity Space subsequently becomes “available for rent” during the period described in the first sentence of this Paragraph 2, Tenant shall have a right of first opportunity with respect to such Opportunity Space pursuant to this Rider No. 3. Tenant agrees that if it exercises its right of first opportunity described in this Rider No. 3 with respect to any Opportunity Space, such exercise shall be irrevocable, and Tenant must lease all of such Opportunity Space subject to such right of first opportunity described in the applicable Opportunity Notice for the Base Rent described therein, in which event Tenant’s Share of Operating Costs shall be adjusted pursuant to Section 5.04 of this Lease and Tenant shall commence payment of Rent with respect to the applicable Opportunity Space as of the date of Landlord’s delivery thereof to Tenant. For purposes of this Rider No. 3, Opportunity Space shall be considered “available for rent” if such space has previously been leased by Landlord, and such space either (a) becomes vacant and/or such space is not subject to any expansion option, right of first opportunity or right of first refusal granted to any tenant which has leased space in the Building that was not previously leased and occupied by any tenant, or (b) the tenant leasing such space or having any expansion option, right of first opportunity, right of first refusal or extension option with respect thereto elects not to exercise any such option. Tenant agrees that Landlord may send an Opportunity Notice to Tenant for Opportunity Space at least twelve (12) months prior to the scheduled expiration of the term of a lease for such space if either the tenant thereof notifies Landlord of its intent to vacate such space or there are no remaining extension options in such lease which may thereafter be exercisable by the tenant thereof.

3. Tenant’s shall not have the right to exercise any right of first opportunity pursuant to this Rider No. 3: (a) at any time Tenant (as opposed to any assignee or subtenant other than an assignee or subtenant specifically described in Section 8.03 of this Lease) does not lease and occupy at least eighty-five percent (85%) of the total square footage of Net Rentable Area of the original Premises; (b) an Event of Default has occurred and is outstanding under this Lease; or (c) Tenant does not maintain the credit rating described in Paragraph 1 above.

4. Except as set forth in this Rider, the leasing of any Opportunity Space shall be upon the same terms and conditions as are applicable to the original Premises (and the Term applicable to the Opportunity Space shall expire on the Expiration Date), other than the provisions of Exhibit C to this Lease.

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